UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Match Group, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

April 29, 2022

Dear Stockholder:

You are invited to attend the Annual Meeting of Stockholders of Match Group, Inc., which will be held on Wednesday, June 8, 2022, at 4:00 p.m., Eastern Time. The Annual Meeting will be a virtual meeting, conducted solely online. Stockholders will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/MTCH2022.

At the Annual Meeting, stockholders will be asked to: (1) elect three directors, (2) vote on two advisory proposals regarding executive compensation and (3) ratify the appointment of Ernst & Young as Match Group’s independent registered public accounting firm for the 2022 fiscal year. Match Group’s Board of Directors believes that the proposals being submitted for stockholder approval are in the best interests of Match Group and its stockholders and recommends a vote consistent with the Board’s recommendation for each proposal.

It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings. Whether or not you plan to participate in the Annual Meeting online, please take the time to vote online, by telephone or, if you receive a printed proxy card, by returning a marked, signed and dated proxy card. If you participate in the Annual Meeting online, you may vote your shares online at that time if you wish, even if you have previously submitted your vote.

Sincerely,

Sharmistha Dubey Chief Executive Officer

8750 NORTH CENTRAL EXPRESSWAY, SUITE 1400, DALLAS, TEXAS 75231 214.576.9352 www.mtch.com

MATCH GROUP, INC.

8750 North Central Expressway, Suite 1400

Dallas, Texas 75231

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

Match Group, Inc. (“Match Group” or the “Company”) is making this proxy statement available to holders of our common stock in connection with the solicitation of proxies by Match Group’s Board of Directors for use at the Annual Meeting of Stockholders to be held on Wednesday, June 8, 2022, at 4:00 p.m., Eastern Time (the “Annual Meeting”). The Annual Meeting will be a virtual meeting, conducted solely online. Stockholders will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/MTCH2022. At the Annual Meeting, stockholders will be asked to:

1.	elect three members of our Board of Directors, each to hold office for a three-year term ending on the date of the annual meeting of stockholders in 2025 or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from our Board of Directors);

2.	hold an advisory vote on executive compensation (the “say on pay vote”);

3.	hold an advisory vote on the frequency of holding the say on pay vote in the future;

4.	ratify the appointment of Ernst & Young LLP as Match Group’s independent registered public accounting firm for the 2022 fiscal year; and

5.	to transact such other business as may properly come before the meeting and any related adjournments or postponements.

Match Group’s Board of Directors has set April 11, 2022 as the record date for the Annual Meeting. This means that holders of record of our common stock at the close of business on that date are entitled to receive notice of the Annual Meeting and to vote their shares at the Annual Meeting and any related adjournments or postponements.

As permitted by applicable Securities and Exchange Commission rules, on or about April 29, 2022, we mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Annual Meeting proxy statement and 2021 Annual Report on Form 10-K online, as well as instructions on how to obtain printed copies of these materials by mail.

Only stockholders and persons holding proxies from stockholders may attend the Annual Meeting. To participate in the Annual Meeting online at www.virtualshareholdermeeting.com/MTCH2022, you will need the sixteen-digit control number included on your Notice of Internet Availability of Proxy Materials, your proxy card or the instructions that accompanied your proxy materials.

By order of the Board of Directors,
Jared F. Sine Chief Business Affairs and Legal Officer and Secretary

April 29, 2022

PROXY STATEMENT

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did I receive a Notice of Internet Availability of Proxy Materials?

A:	In accordance with rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to deliver this proxy statement and our 2021 Annual Report on Form 10-K to the majority of our stockholders online in lieu of mailing printed copies of these materials to each of our stockholders (the “Notice Process”). If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive printed copies of our proxy materials unless you request them. Instead, the Notice provides instructions on how to access this proxy statement and our 2021 Annual Report on Form 10-K online, as well as how to obtain printed copies of these materials by mail. We believe that the Notice Process allows us to provide our stockholders with the information they need in a more timely manner than if we had elected to mail printed materials, while reducing the environmental impact of, and lowering the costs associated with, the printing and distribution of our proxy materials.

The Notice, our proxy materials and our 2021 Annual Report on Form 10-K are being mailed on or about April 29, 2022 to stockholders of record as of the close of business on April 11, 2022 and this proxy statement and our 2021 Annual Report on Form 10-K will be available at www.proxyvote.com beginning on April 29, 2022. If you received a Notice by mail but would rather receive printed copies of our proxy materials, please follow the instructions included in the Notice. You will not receive a Notice if you have previously elected to receive printed copies of our proxy materials.

Q:	Can I vote my shares by filling out and returning the Notice?

A:	No. However, the Notice provides instructions on how to vote your shares: (i) before the date of the Annual Meeting by completing and submitting your proxy online or by phone, or by requesting and returning a written proxy card by mail, or (ii) by voting at the Annual Meeting online at www.virtualshareholdermeeting.com/MTCH2022.

Q:	How do I participate in the Annual Meeting?

A:	The Annual Meeting will be accessible only through the internet. We have adopted a virtual format for the Annual Meeting to make participation accessible for stockholders from any geographic location with internet connectivity.

To participate in the Annual Meeting, go to www.virtualshareholdermeeting.com/MTCH2022 and enter the sixteen-digit control number included in your Notice, your proxy card or the instructions that accompanied your proxy materials.

Stockholders may submit questions during the Annual Meeting at www.virtualshareholdermeeting.com/MTCH2022. A copy of the rules of conduct will be available online at the Annual Meeting. We will address questions if applicable to Match Group’s business during a question and answer session following the conclusion of the formal portion of the Annual Meeting.

We encourage you to access the Annual Meeting before it begins. Online check-in will start approximately 15 minutes before the meeting. If you have difficulty accessing the meeting, please call 844-986-0822 (US) or 303-562-9302 (international). We will have technicians available to assist you.

Q:	Who is entitled to vote at the Annual Meeting?

A:	Holders of common stock of Match Group, Inc. (“Match Group” or the “Company”) as of the close of business on April 11, 2022, the record date for the Annual Meeting established by Match Group’s Board of Directors (the “Board”), are entitled to receive notice of the Annual Meeting and to vote their shares at the Annual Meeting and any related adjournments or postponements.

At the close of business on April 11, 2022, there were 285,531,696 shares of Match Group common stock outstanding and entitled to vote. Holders of Match Group common stock are entitled to one vote per share.

Q:	What is the difference between a stockholder of record and a stockholder who holds stock in street name?

A:	If your Match Group shares are registered in your name, you are a stockholder of record. If your Match Group shares are held in the name of your broker, bank or other holder of record, your shares are held in street name.

You may examine a list of the stockholders of record at the close of business on April 11, 2022 for any purpose germane to the Annual Meeting during normal business hours during the 10-day period preceding the date of the meeting at our Dallas offices, located at 8750 North Central Expressway, Suite 1400, Dallas, Texas 75231. This list will also be made available at the Annual Meeting online at www.virtualshareholdermeeting.com/MTCH2022.

Q:	What are the quorum requirements for the Annual Meeting?

A:	The presence at the Annual Meeting, in person or by proxy, of holders having a majority of the total voting power entitled to vote by holders of Match Group common stock at the Annual Meeting constitutes a quorum. Stockholders who participate in the Annual Meeting online at www.virtualshareholdermeeting.com/MTCH2022 will be deemed to be in person attendees for purposes of determining whether a quorum has been met. Shares of Match Group common stock represented by proxy will be treated as present at the Annual Meeting for purposes of determining whether there is a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

Q:	What matters will Match Group stockholders vote on at the Annual Meeting?

A:	Match Group stockholders will vote on the following proposals:

•	Proposal 1—to elect three members of Match Group’s Board of Directors, each to hold office for a three-year term ending on the date of the annual meeting of stockholders in 2025 or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from Match Group’s Board of Directors);

•	Proposal 2—to hold an advisory vote on executive compensation (the “say on pay vote”);

•	Proposal 3—to hold an advisory vote on the frequency of holding the say on pay vote in the future; and

•	Proposal 4—to ratify the appointment of Ernst & Young LLP as Match Group’s independent registered public accounting firm for the 2022 fiscal year; and

•	to transact such other business as may properly come before the Annual Meeting and any related adjournments or postponements.

Q:	What are my voting choices when voting for director nominees and what votes are required to elect director nominees to Match Group’s Board of Directors?

A:	You may vote in favor of a director nominee, against that director nominee or abstain from voting as to the director nominee.

The election of each of our director nominees requires the affirmative vote of a majority of the voting power of the shares of Match Group common stock present at the Annual Meeting in person or represented by proxy and entitled to vote. Our bylaws provide that any incumbent nominee who does not receive the votes required for reelection, promptly tender their resignation, and that the Board then decide, through a process managed by the Nominating Committee and Corporate Governance Committee of the Board (the “Nominating Committee”) and excluding the nominee in question, whether to accept the resignation at its next regularly scheduled meeting.

The Board recommends that our stockholders vote FOR the election of each of the director nominees.

Q:	What are my voting choices when voting on the advisory say on pay proposal and what votes are required to approve this proposal?

A:	You may vote in favor of the advisory proposal, vote against the advisory proposal or abstain from voting on the advisory proposal.

The approval, on an advisory basis, of the say on pay proposal requires the affirmative vote of a majority of the voting power of the shares of Match Group common stock present at the Annual Meeting in person or represented by proxy and entitled to vote. As an advisory vote, the outcome is not binding on the Company.

The Board recommends that our stockholders vote FOR the advisory vote on executive compensation.

Q:	What are my voting choices when voting on the advisory proposal on the frequency of holding the say on pay vote and what votes are required to approve this proposal?

A:	You may vote in favor of holding the say on pay vote every year, every two years or every three years or abstain from voting on the advisory proposal.

The approval, on an advisory basis, of the frequency of holding the say on pay vote in the future requires the affirmative vote of a majority of the voting power of the shares of Match Group common stock present at the Annual Meeting in person or represented by proxy and entitled to vote. However, if no choice receives a majority of votes, then the option that receives the highest number of votes cast by stockholders will be considered by the Board to be the stockholders’ recommendation as to the frequency of holding future say on pay votes.

As an advisory vote, the votes cast in connection with this proposal are not binding on the Company. While the Board is making a recommendation with respect to the proposal, Match Group stockholders are being asked to vote for one of the choices specified above and not whether they agree or disagree with the Board’s recommendation.

The Board recommends a vote for holding the say on pay vote EVERY YEAR at Match Group’s Annual Meeting of Stockholders.

Q:	What are my voting choices when voting on the ratification of the appointment of Ernst & Young LLP as Match Group’s independent registered public accounting firm for the 2022 fiscal year and what votes are required to ratify this appointment?

A:	You may vote in favor of the ratification, vote against the ratification or abstain from voting on the ratification.

The ratification of the appointment of Ernst & Young LLP as Match Group’s independent registered public accounting firm for the 2022 fiscal year requires the affirmative vote of a majority of the voting power of the shares of Match Group common stock present at the Annual Meeting in person or represented by proxy and entitled to vote.

The Board recommends that our stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as Match Group’s independent registered public accounting firm for the 2022 fiscal year.

Q:	Could other matters be decided at the Annual Meeting?

A:	As of the date of this proxy statement, we did not know of any matters to be raised at the Annual Meeting, other than those referred to in this proxy statement.

If any other matters are properly presented at the Annual Meeting for consideration, the three Match Group officers who have been designated as proxies for the Annual Meeting, Philip D. Eigenmann, Jared F. Sine and Francisco J. Villamar, will have the discretion to vote on those matters for stockholders who have submitted their proxy.

Q:	What do I need to do now to vote at the Annual Meeting?

A:	Match Group’s Board of Directors is soliciting proxies for use at the Annual Meeting. Stockholders may submit proxies to instruct the designated proxies to vote their shares before the date of the Annual Meeting, in any of the following three ways:

•	Submitting a proxy online: Submit your proxy online at www.proxyvote.com. Online proxy voting is available 24 hours a day and will close at 11:59 p.m., Eastern Time, on Tuesday, June 7, 2022;

•	Submitting a proxy by telephone: Submit your proxy by telephone by using the toll-free telephone number provided on your proxy card (1.800.690.6903). Telephone proxy voting is available 24 hours a day and will close at 11:59 p.m., Eastern Time, on Tuesday, June 7, 2022; or

•	Submitting a proxy by mail: If you choose to submit your proxy by mail, simply mark, date and sign your proxy, and return it in the postage-paid envelope provided or to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

You may also participate in the Annual Meeting online at www.virtualshareholdermeeting.com/MTCH2022 and vote your shares online at that time, even if you have previously submitted your vote. To do so, you will need the sixteen-digit control number included in your Notice, your proxy card or the instructions that accompanied your proxy materials.

For Match Group shares held in street name, holders may submit a proxy online or by telephone before the date of the Annual Meeting if their broker, bank or other holder of record makes these methods available. If you submit a proxy online or by telephone, do not request and return a printed proxy card from Match Group or from your broker, bank or other holder of record. If you hold your shares through a broker, bank or other holder of record, follow the voting instructions you receive from your broker, bank or other holder of record.

Q:	If I hold my Match Group shares in street name, will my broker, bank or other holder of record vote these shares for me?

A:	If you hold your Match Group shares in street name, you must provide your broker, bank or other holder of record with instructions in order to vote these shares. If you do not provide voting instructions, whether your shares can be voted by your broker, bank or other holder of record depends on the type of item being considered for a vote.

Non-Discretionary Items. The election of directors and the two advisory proposals related to executive compensation are non-discretionary items and may not be voted on by your broker, bank or other holder of record absent specific voting instructions from you. If your bank, broker or other holder of record does not receive specific voting instructions from you, a “broker non-vote” will occur in the case of your shares of Match Group common stock for these proposals.

Discretionary Items. The ratification of Ernst & Young LLP as Match Group’s independent registered public accounting firm for the 2022 fiscal year is a discretionary item. Generally, brokers, banks and other holders of record that do not receive voting instructions may vote on this proposal in their discretion.

Q:	What effect do abstentions and broker non-votes have on quorum requirements and the voting results for each proposal to be voted on at the Annual Meeting?

A:	Abstentions and shares represented by broker non-votes are counted as present for purposes of determining a quorum. Abstentions are treated as shares present and entitled to vote and, as a result, have the same effect as a vote against any proposal for which the voting standard is based on the number of shares present at the Annual Meeting, including the election of directors, the two advisory proposals related to executive compensation and the auditor ratification proposal. Shares represented by broker non-votes are not treated as shares entitled to vote and, as a result, have no effect on the outcome of any of the proposals to be voted on by stockholders at the Annual Meeting.

Q:	Can I change my vote or revoke my proxy?

A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before the polls close at the Annual Meeting by:

•	submitting a later-dated proxy relating to the same shares online, by telephone or by mail prior to the vote at the Annual Meeting;

•	delivering a written notice, bearing a date later than your proxy, stating that you revoke the proxy; or

•	participating in the Annual Meeting and voting online at that time at www.virtualshareholdermeeting.com/MTCH2022 (although online attendance at the Annual Meeting will not, by itself, change your vote or revoke a proxy).

To change your vote or revoke your proxy, follow the instructions provided on the Notice or the proxy card to do so online or by telephone, or send a written notice or a new proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

If you hold your shares through a broker, bank or other holder of record, follow the instructions that you receive from your broker, bank or other holder of record if you wish to revoke your proxy.

Q:	Who can attend the Annual Meeting, and what are the rules for admission at the meeting?

A:	Only stockholders and persons holding proxies from stockholders may participate in the Annual Meeting. To participate in the Annual Meeting, go to www.virtualshareholdermeeting.com/MTCH2022 and enter the sixteen-digit control number included in your Notice, your proxy card or the instructions that accompanied your proxy materials.

Q:	What if I do not specify a choice for a matter when returning a proxy?

A:	If you do not give specific instructions, proxies that are signed and returned will be voted FOR the election of all director nominees, consistent with the Board’s recommendations in the case of the two advisory proposals related to executive compensation and FOR the ratification of the appointment of Ernst & Young LLP as Match Group’s independent registered public accounting firm for the 2022 fiscal year.

Q:	How are proxies solicited and who bears the related costs?

A:	Match Group bears all expenses incurred in connection with the solicitation of proxies. In addition to solicitations by mail, directors, officers and employees of Match Group may solicit proxies from stockholders by telephone, e-mail, letter, facsimile or in person. Following the initial mailing of the Notice and proxy materials, Match Group will request brokers, banks and other holders of record to forward copies of these materials to persons for whom they hold shares of Match Group common stock and to request authority for the exercise of proxies. In such cases, Match Group, upon the request of these holders, will reimburse these parties for their reasonable expenses.

Q:	What should I do if I have questions regarding the Annual Meeting?

A:	If you have any questions about the Annual Meeting, the various proposals to be voted at the Annual Meeting, and/or how to participate in the Annual Meeting online at www.virtualshareholdermeeting.com/MTCH2022 and vote at that time or would like copies of any of the documents referred to in this proxy statement, contact Match Group Investors Relations at IR@match.com.

PROPOSAL 1—ELECTION OF DIRECTORS

Proposal and Required Vote

The following nominees have been selected by the Nominating Committee of Match Group’s Board of Directors (the “Board”) and approved by the Board for submission to our stockholders, each to serve a three-year term expiring at the annual meeting of Match Group’s stockholders in 2025 or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from the Board):

•	Stephen Bailey;

•	Melissa Brenner; and

•	Alan G. Spoon.

Information concerning the director nominees, all of whom are incumbent directors of Match Group, appears below. Although management does not anticipate that any of these director nominees will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute designated by the Board upon recommendation of the Nominating Committee or the Board may reduce its size.

The election of each of our director nominees requires the affirmative vote of a majority of the voting power of the shares of Match Group common stock present at the Annual Meeting or represented by proxy and entitled to vote.

The Board recommends that our stockholders vote FOR the election of all director nominees.

Information Concerning Director Nominees and Other Board Members

Background information about each director nominee and other directors serving unexpired terms is set forth below, including information regarding the specific experiences, characteristics, attributes and skills that the Nominating Committee and the Board considered in determining that each director should serve on the Board, and which the Nominating Committee and the Board believe provide Match Group with the perspective and judgment needed to guide, monitor and execute its strategies. Ryan Reynolds, an incumbent Board member whose current term expires at the Annual Meeting, has not been nominated for re-election; therefore, following the Annual Meeting, the Board intends to reduce its size from eleven to ten directors.

Nominees for election at the Annual Meeting to a term expiring in 2025:

Stephen Bailey, age 42, has been a director of Match Group since June 2020. Mr. Bailey has served as Founder and Chief Executive Officer of ExecOnline, Inc., a leading provider of B2B leadership development solutions, since 2011. Prior to that he served as Chief Executive Officer and Chief Product Officer of Frontier Strategy Group, LLC, a software and information services business, from January 2006 to May 2011. Before joining Frontier Strategy Group, Mr. Bailey was an associate in the venture capital and private equity group of WilmerHale. In determining that Mr. Bailey should serve as a director, the Nominating Committee and the Board considered his extensive executive management experience, which the Board believes gives him insight into business strategy, leadership and marketing.

Melissa Brenner, age 47, has been a director of Match Group since June 2020. Since January 2018, Ms. Brenner has served as Executive Vice President, Digital Media for the National Basketball Association, where she leads the development, oversight and implementation of the NBA’s global digital strategy and social media portfolio across multiple media platforms. Under her leadership, the NBA has built one of the largest social media communities in the world. Ms. Brenner also oversees the league’s digital products and emerging technology initiatives, including machine learning as well as augmented and virtual reality. Ms. Brenner has held positions of increasing responsibility with the NBA since 1997, including Senior Vice President, Digital Media from February 2014 to December 2017, Senior Vice President, Marketing from February 2013 to January 2014, and Vice President, Marketing from October 2007 to January 2013. In determining that Ms. Brenner should serve as a director, the Nominating Committee and the Board considered her extensive marketing and executive management expertise as well as her experience in social media and digital products.

Alan G. Spoon, age 70, has been a director of Match Group since November 2015. Mr. Spoon served as General Partner and Partner Emeritus of Polaris Partners from 2011 to 2018. He previously served as Managing General Partner of Polaris Partners from 2000 to 2010. Polaris Partners is a private investment firm that provides venture capital and management assistance to development stage information technology and life sciences companies. Mr. Spoon was Chief Operating Officer and a director of The Washington Post Company (now known as Graham Holdings Company) from March 1991 through May 2000 and served as President from September 1993 through May 2000. Prior to his service in these roles, he held a wide variety of positions at The Washington Post Company, including as President of Newsweek from September 1989 to May 1991. Mr. Spoon has served as a member of the boards of directors of IAC/InterActiveCorp (“IAC”) (and its predecessors) since February 2003, Danaher Corporation since July 1999, and as Chairman of the board of directors of Fortive Corporation since July 2016. Mr. Spoon previously served as a member of the board of directors of Cable One, Inc. from July 2015 through February 2021. In his not-for-profit affiliations, Mr. Spoon was a member of the Board of Regents at the Smithsonian Institution (formerly Vice Chairman) and is now a member of the MIT Corporation (and its Risk and Audit Committee). He also serves as a member of the board of directors of The Center for Reimagining Learning, successor organization to edX.org, (not-for-profit online education platform sponsored by Harvard and the MIT Corporation). In determining that Mr. Spoon should serve as a director, the Nominating Committee and the Board considered his extensive private and public company board experience and public company management experience, all of which the Nominating Committee and the Board believe give him particular insight into business strategy, leadership and marketing in the media industry. The Nominating Committee and the Board also considered Mr. Spoon’s venture capital experience and engagement with the MIT Corporation, which the Nominating Committee and the Board believe give him particular insight into trends in the internet and technology industries, as well as into acquisition strategy and financing.

Directors whose terms expire in 2023:

Sharmistha Dubey, age 51, has served as Chief Executive Officer of Match Group since March 2020 and as a director of Match Group since September 2019. Ms. Dubey served as President of Match Group from January 2018 to March 2020. Prior to that time, she served as Chief Operating Officer of Tinder from February 2017 to January 2018 and as President of Match Group Americas, where she oversaw the product and business operations for North American dating properties, including the Match U.S. brand, PlentyOfFish, OkCupid and Match Affinity Brands, from December 2015 to January 2018. Prior to that, she served in multiple roles within the Company: Chief Product Officer of The Princeton Review and Tutor.com from July 2014 to December 2015; Executive Vice President of Tutor.com from April 2013 to July 2014; Chief Product Officer of Match.com from January 2013 through April 2013 and Senior Vice President, Match.com and Chemistry.com from September 2008 through December 2012. Ms. Dubey has served on the boards of directors of Fortive Corporation since August 2020, Naspers Limited since April 2022 and Prosus N.V. since April 2022. She holds an undergraduate degree in engineering from the Indian Institute of Technology and a master’s in engineering from Ohio State University. In determining that Ms. Dubey should serve as a director, the Board considered her position as Chief Executive Officer of the Company as well as her considerable experience managing operations and strategic planning, including in her prior roles within the Company.

Joseph Levin, age 42, has been a director Match Group since October 2015. He served as Executive Chairman of the Board of Match Group from June 2020 to May 2021 and prior to that he served as Chairman of the Board of Match Group from December 2017. Mr. Levin has served as Chief Executive Officer of IAC since June 2015 and prior to that time, served as Chief Executive Officer of IAC Search & Applications, overseeing the desktop software, mobile applications and media properties that comprised IAC’s former Search & Applications segment, from January 2012. From November 2009 to January 2012, Mr. Levin served as Chief Executive Officer of Mindspark Interactive Network, an IAC subsidiary that creates leading desktop applications, browser extensions and desktop software, and previously served in various capacities at IAC in strategic planning, mergers and acquisitions and finance since joining IAC in 2003. Mr. Levin has served on the boards of directors of IAC, Angi Inc. (formerly known as ANGI Homeservices Inc.), Turo, Inc., MGM Resorts International and Vimeo, Inc. since June 2015, September 2017, July 2019, August 2020 and May 2021, respectively, and currently serves as Chairman of the Board of Angi Inc. and Vimeo, Inc. Mr. Levin previously served on the board of directors of Groupon, Inc. from March 2017 to July 2019. In addition to his for-profit affiliations, Mr. Levin serves on the Undergraduate Executive Board of Wharton School. In determining that Mr. Levin should serve as a director, the Board considered the unique knowledge and experience regarding Match Group and its businesses that he has gained through his various roles with IAC, most recently his role as Chief Executive Officer of IAC, as well as his high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions.

Ann L. McDaniel, age 66, has been a director of Match Group since December 2015. Ms. McDaniel currently serves as a consultant to Graham Holdings Company and previously served as Senior Vice President of Graham Holdings Company (and its predecessor companies) from June 2008 to April 2015. Prior to that time, Ms. McDaniel served as Vice President Human Resources of Graham Holdings Company from September 2001. Ms. McDaniel also served as Managing Director of Newsweek, Inc., a Graham Holdings Company property, from January 2008 until its sale in September 2010, and prior to that time, held various editorial positions at Newsweek. In determining that Ms. McDaniel should serve as a director, the Board considered her extensive human resources experience, which the Board believes give her particular insight into personnel and compensation matters, as well as her management experience with Newsweek, which the Board believes gives her insight into business strategy, leadership and marketing.

Thomas J. McInerney, age 57, has been Chairman of the Board of Match Group since May 2021 and has served as a director of Match Group since November 2015. Mr. McInerney served as Chief Executive Officer of Altaba Inc., a publicly traded registered investment company and the successor company to Yahoo! Inc., from June 2017 to December 2021. Mr. McInerney previously served as Executive Vice President and Chief Financial Officer of IAC from January 2005 to March 2012. From January 2003 through December 2005, he served as Chief Executive Officer of the retailing division of IAC, which included HSN, Inc. and Cornerstone Brands. From May 1999 to January 2003, Mr. McInerney served as Executive Vice President and Chief Financial Officer of Ticketmaster, formerly Ticketmaster Online CitySearch, Inc., a live entertainment ticketing and marketing company. From 1986 to 1988 and from 1990 to 1999, Mr. McInerney worked at Morgan Stanley, a global financial services firm, most recently as Principal. Mr. McInerney has served on the board of directors of Altaba Inc. since June 2017, where he currently serves as the Chairman of the Board since January 2022. During the past five years, Mr. McInerney served on the boards of Yahoo! Inc., HSN, Inc., Cardlytics, Inc., and Interval Leisure Group. In determining that Mr. McInerney should serve as a director, the Board considered his extensive senior leadership experience at IAC and his related knowledge and experience regarding Match Group, as well as his high level of financial literacy and expertise regarding restructurings, mergers and acquisitions and operations, and his public company board and committee experience.

Directors whose terms expire in 2024:

Wendi Murdoch, age 53, has been a director of Match Group since June 2020. Ms. Murdoch is an entrepreneur and investor. Since 2009, Ms. Murdoch has served as cofounder and board member of Artsy, an online platform for collecting, discovering and selling art that partners with over 4,500 art museums, galleries, art fairs and auction houses. From 2005 to 2012, Ms. Murdoch worked as an advisor for News Corporation’s businesses and investments in China. Throughout her career, Ms. Murdoch has applied her business expertise to advise and invest in technology and other companies in Asia and the United States. Ms. Murdoch is also an award-winning producer and produced the Netflix documentary “Sky Ladder,” which premiered at the 2016 Sundance Film Festival. Ms. Murdoch holds an MBA from Yale University’s School of Management. In determining that Ms. Murdoch should serve as a director, the Nominating Committee and the Board considered her investment and business expertise, including with respect to Chinese and other Asian markets.

Glenn H. Schiffman, age 52, has been a director of Match Group since September 2016. Mr. Schiffman has served as Executive Vice President and Chief Financial Officer of Fanatics, Inc., a global digital sports platform, since August 2021. As Chief Financial Officer of Fanatics, Mr. Schiffman is responsible for a broad set of financial and corporate functions across the entire Fanatics global enterprise, including corporate finance, M&A, treasury, financial planning and analysis, investor relations, accounting, information security, human resources, legal and corporate administration. Previously, Mr. Schiffman served as Executive Vice President and Chief Financial Officer of IAC from April 2016 to August 2021 and as Chief Financial Officer of Angi Inc. from September 2017 to August 2019 and from February 2021 to July 2021. Prior to joining IAC, Mr. Schiffman served as Senior Managing Director at Guggenheim Securities, the investment banking and capital markets business of Guggenheim Partners, since March 2013. Prior to his tenure at Guggenheim Securities, Mr. Schiffman was a partner at The Raine Group, a merchant bank focused on advising and investing in the technology, media and telecommunications industries, from September 2011 to March 2013. Prior to joining The Raine Group, Mr. Schiffman served as Co-Head of the Global Media group at Lehman Brothers from 2005 to 2007 and Head of Investment Banking Asia-Pacific at Lehman Brothers (and subsequently Nomura) from April 2007 to January 2010, as well as Head of Investment Banking, Americas from January 2010 to April 2011 for Nomura. Mr. Schiffman’s roles at Nomura followed Nomura’s acquisition of Lehman’s Asia business in 2008. Mr. Schiffman has served on the boards of directors of Angi Inc. and Vimeo, Inc. since June 2017 and May 2021, respectively. Mr. Schiffman is a member of the National Committee on United States-China Relations and serves as a Member of the Duke Children’s National Leadership Council. In his philanthropic efforts, Mr. Schiffman focuses on endowing organizations and funding initiatives with permanent capital to make lasting change. He founded and is Chairman of the Valerie Fund Endowment, which supports children with cancer and blood disorders, created an Endowment at the Duke Medical Center to research and hopefully someday cure pediatric cancer, created an Endowment at Washington & Lee to support Women’s Athletics and created an Endowment at Duke University to fund scholarships for athletes from underrepresented communities. Mr. Schiffman has a degree in economics and history from Duke University. He was named Institutional Investor’s CFO of the Year for the Midcap Internet Sector in 2018 and 2021. In determining that Mr. Schiffman should serve as a director, the Nominating Committee and the Board considered the unique knowledge and experience regarding Match Group and its businesses that he gained through his role as Executive Vice President and Chief Financial Officer of IAC, as well as his high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions. The Nominating Committee and the Board also considered Mr. Schiffman’s investment banking experience, which the Nominating Committee and the Board believe gives him particular insight into trends in capital markets and the technology and media industries.

Pamela S. Seymon, age 66, has been a director of Match Group since November 2015. Ms. Seymon was a partner at Wachtell, Lipton, Rosen & Katz, a New York law firm (“WLRK”), from January 1989 to January 2011, and prior to that time, was an associate at WLRK from 1982. During her tenure at WLRK, Ms. Seymon specialized in corporate law, mergers and acquisitions, securities and corporate governance, and represented public and private corporations on offense as well as defense, in both friendly and unsolicited transactions. Ms. Seymon is a graduate of Wellesley College, where she was a Wellesley Scholar, and New York University School of Law. In determining that Ms. Seymon should serve as a director, the Nominating Committee and the Board considered her extensive experience representing public and private corporations in connection with a wide array of complex, sophisticated and high profile matters, as well as her high level of expertise generally regarding mergers, acquisitions, investments and other strategic transactions.

Board Diversity

The following matrix provides diversity information regarding the Board as of the date indicated, in accordance with the Marketplace Rules of The Nasdaq Stock Market, LLC (the “Marketplace Rules”) and based on the voluntary self-identification of members of the Board.

Board Diversity Matrix (As of April 29, 2022) Total Number of Directors: 11

	Female	Male
Gender Identity:
Directors	5	6
Demographic Background:
African American or Black	0	1
Asian	2	0
White	3	5

Corporate Governance

Corporate Governance Guidelines, Committee Charters and Code of Business Conduct and Ethics. As part of its ongoing commitment to good corporate governance, the Board has codified its corporate governance practices into a set of Corporate Governance Guidelines and has also adopted written charters for each of the committees of the Board. Match Group has also adopted a Code of Business Conduct and Ethics for directors, officers (including our principal executive officer, principal financial officer and principal accounting officer) and employees. The Corporate Governance Guidelines, Audit Committee Charter, Compensation and Human Resources Committee Charter, Nominating and Corporate Governance Committee Charter, and Code of Business Conduct and Ethics are available in the Corporate Governance section of our website at http://ir.mtch.com.

Board Leadership Structure. Match Group’s business and affairs are overseen by its Board of Directors, which currently has eleven members. There is one management representative on the Board and, of the other ten current directors, eight are independent. Ryan Reynolds, an independent incumbent Board member whose current term expires at the Annual Meeting, has not been nominated for re-election; therefore, following the Annual Meeting, the Board intends to reduce its size from eleven to ten directors. The Board has standing Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees, each comprised solely of independent directors. For more information regarding director independence and our Board Committees, see the discussion below under the headings Director Independence and The Board and Board Committees. All of our directors play an active role in Board matters, are encouraged to communicate among themselves and directly with the Chief Executive Officer and have full access to Match Group management at all times.

Match Group’s independent directors meet in scheduled executive sessions without management present at least twice a year and may schedule additional meetings as they deem appropriate. These sessions are led by Match Group’s independent Chairman of the Board. The independent membership of the Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees ensures that directors with no ties to management are charged with oversight for all financial reporting and executive compensation related decisions made by Match Group management, as well as for recommending candidates for Board membership and oversight of governance practices and policies. At each regularly scheduled Board meeting, the Chairperson of each of these committees provides the full Board with an update of all significant matters discussed, reviewed, considered and/or approved by the relevant committee since the last regularly scheduled Board meeting.

Mr. McInerney has served as independent Chairman of the Board since May 2021 (prior to that Mr. Levin served as Executive Chairman of the Board since June 2020). The roles of Chairperson and Chief Executive Officer are currently separated in recognition of the differences between the two roles. We believe that it is in the best interests of our stockholders for the Board to make a determination regarding the separation or combination of these roles each time it elects a new Chairperson or appoints a Chief Executive Officer, based on the relevant facts and circumstances applicable at such time.

Risk Oversight. Match Group management is responsible for assessing and managing Match Group’s exposure to various risks on a day-to-day basis, which responsibilities include the creation of appropriate risk management programs and policies. Management has developed and implemented guidelines and policies to identify, assess and manage significant risks facing the Company. In developing this framework, Match Group recognizes that leadership and success are impossible without taking risks; however, the imprudent acceptance of risks or the failure to appropriately identify and mitigate risks could adversely impact stockholder value. The Board is responsible for overseeing management in the execution of its responsibilities and for assessing Match Group’s approach to risk management. The Board exercises these responsibilities periodically as part of its meetings and through discussions with management, as well as through the Board’s Audit and Compensation and Human Resources Committees, which examine various components of financial and compensation-related risks, respectively, as part of their responsibilities. Information security is a key component of risk management at Match Group and our Chief Business Affairs and Legal Officer and Vice President, Match Group Security brief the Audit Committee each quarter, and the full Board as appropriate, on the Company’s information security program and its related priorities and controls. In addition, an overall review of risks is inherent in the Board’s consideration of the Company’s long-term strategies and in the transactions and other matters presented to the Board, including significant capital expenditures, acquisitions and divestitures and financial matters. The Board’s role in risk oversight of the Company is consistent with Match Group’s leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing the Company’s risk exposure, and the Board and its committees providing oversight in connection with these efforts.

Compensation Risk Assessment. We periodically conduct risk assessments of our compensation policies and practices for our employees, including those related to our executive compensation programs. The goal of these assessments is to determine whether the general structure of Match Group’s compensation policies and programs and the administration of these programs pose any material risks to the Company. At the request of the Compensation and Human Resources Committee of the Board, Compensia, Inc. (“Compensia”), the Committee’s independent compensation consultant, assessed the risk profile of Match Group’s executive compensation programs and management assessed the risk profile of Match Group’s other compensation programs. Based on these reviews, management and the Compensation and Human Resources Committee have concluded that Match Group’s compensation policies and practices, taken as a whole, do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on Match Group.

Derivatives Trading and Hedging and Pledging Policies. Match Group’s Securities Trading Policy provides that no director, officer or employee of Match Group and its businesses may engage in transactions in publicly traded options, such as puts, calls, prepaid variable forward contracts, equity swaps or other derivatives, relating to Match Group securities, or engage in short sales with respect to Match Group securities. This prohibition extends to any and all forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts (among others). Match Group’s Securities Trading Policy also provides that no director, officer or employee of Match Group and its businesses may initiate any transactions subsequent to July 1, 2021 that involve pledging Match Group securities in any manner, including by purchasing Match Group securities on margin or holding Match Group securities in an account utilizing margin.

Director Independence. Under the Marketplace Rules, the Board has a responsibility to make an affirmative determination that those members of the Board who serve as independent directors do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In connection with the independence determinations described below, the Board reviewed information regarding transactions, relationships and arrangements relevant to independence, including those required by the Marketplace Rules. This information is obtained from director responses to questionnaires circulated by management, as well as from Company records and publicly available information. Following these determinations, Match Group management monitors those transactions, relationships and arrangements that were relevant to such determinations, as well as periodically solicits updated information potentially relevant to independence from internal personnel and directors, to determine whether there have been any developments that could potentially have an adverse impact on the Board’s prior independence determinations.

In March 2022, the Board determined that each of Mses. Brenner, McDaniel, Murdoch and Seymon and Messrs. Bailey, McInerney, Reynolds and Spoon is independent. In connection with these determinations, the Board considered that in some cases in the ordinary course of business, Match Group and its businesses purchase products and services from companies at which certain directors are employed or serve as directors, or over which certain directors otherwise exert control. Furthermore, the Board considered whether there were any payments made to (or received from) such entities by Match Group and its businesses. No relationships or payments considered were determined to be of the type that would (i) preclude a finding of director independence under the Marketplace Rules or (ii) otherwise interfere with the exercise of independent judgment in carrying out the responsibilities of the director.

In addition to the satisfaction of the director independence requirements set forth in the Marketplace Rules, members of the Audit and Compensation and Human Resources Committees have also satisfied separate independence requirements under the current standards imposed by the SEC and the Marketplace Rules for audit committee and compensation committee members.

Director Nominations. The Nominating Committee identifies and evaluates individuals qualified to become members of the Match Group Board. In assessing the candidates for recommendation to the Board as director nominees (regardless of how the candidate was identified or recommended), the Nominating Committee will evaluate such candidates against the standards and qualifications set out its charter, including:

•	Personal and professional integrity and character

•	Prominence and reputation in the candidate’s profession

•	Skills, knowledge, diversity of background and experience, and expertise (including business or other relevant experience) useful and appropriate to the effective oversight of our business

•	The capacity and desire to represent the interests of the stockholders as a whole

•	The extent to which the interplay of the candidate’s skills, knowledge, expertise, diversity of background and experience with that of the other Board members will help build a Board that is effective in collectively meeting our strategic needs and serving the long-term interests of the various stakeholders

•	Availability to devote sufficient time to the affairs of Match Group

The Nominating Committee considers not only an individual’s qualities, performance and professional responsibilities, but also the then composition of the Board and the challenges and needs of the Board at that time. While the Board does not have a formal diversity policy, the Nominating Committee also considers the overall diversity of the experiences, characteristics, attributes, skills and backgrounds of candidates relative to those of other Board members and those represented by the Board as a whole to ensure that the Board has the right mix of skills, expertise and background.

The Board does not have a formal policy regarding the consideration of director nominees recommended by stockholders. Stockholders who wish to make such a recommendation should send the recommendation to Match Group, 8750 North Central Expressway, Suite 1400, Dallas, Texas 75231, Attention: Corporate Secretary. The envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a stockholder, provide a brief summary of the candidate’s qualifications and history, together with an indication that the recommended individual would be willing to serve (if elected), and must be accompanied by evidence of the sender’s stock ownership. Any nominations for directors must comply with the requirements set forth in our bylaws.

Director Orientation and Education. All new members of the Board are required to participate in Match Group’s orientation program for directors. The orientation program includes discussions with and presentations by senior management and provides new directors with a review of Match Group’s financial position, an overview of the industry in which we operate and compete and the regulatory and legal environment that affects our business, as well as governs directors’ fiduciary duties. All directors are offered the opportunity, and are encouraged, to participate in continuing education programs with reimbursement by us of any associated expenses.

Communications with the Match Group Board. Stockholders who wish to communicate with the Board or a particular director may send any such communication to Match Group, 8750 North Central Expressway, Suite 1400, Dallas, Texas, 75231, Attention: Corporate Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder—Board Communication” or “Stockholder—Director Communication.” All such letters must identify the author as a stockholder, provide evidence of the sender’s stock ownership and clearly state whether the intended recipients are all members of the Board or a particular director or directors. Match Group’s Corporate Secretary will then review such correspondence and forward it to the Board, or to the specified director(s), if appropriate. Items unrelated to directors’ duties and responsibilities may be excluded, including solicitations and advertisements.

The Board and Board Committees

The Board. The Board met thirteen times during 2021. During 2021, all then incumbent directors attended at least 75% of the meetings of the Board and the Board committees on which they served, other than Mr. Reynolds. Directors are not required to attend annual meetings of Match Group stockholders. Four directors attended Match Group’s annual meeting of stockholders in 2021.

The Board currently has three standing committees: the Audit Committee, the Compensation and Human Resources Committee, and the Nominating and Corporate Governance Committee.

Audit Committee. The members of Match Group’s Audit Committee, all of whom are independent directors, are Messrs. Bailey, McInerney and Spoon (Chairperson). The Audit Committee met nine times during 2021. The Audit Committee is appointed by the Board to assist the Board with a variety of matters described in its charter, which include monitoring: (i) the integrity of Match Group’s financial statements, (ii) the effectiveness of Match Group’s internal control over financial reporting, (iii) the qualifications, performance and independence of Match Group’s independent registered public accounting firm, (iv) the performance of Match Group’s internal audit function, (v) Match Group’s risk assessment and risk management policies as they relate to financial, information security and other risk exposures and (vi) Match Group’s compliance with legal and regulatory requirements. In fulfilling its purpose, the Audit Committee maintains free and open communication among itself, Match Group’s independent registered public accounting firm, Match Group’s internal audit function and Match Group management. The formal report of the Audit Committee is set forth under Audit Committee Matters—Audit Committee Report.

The Board has concluded that Mr. Spoon is an “audit committee financial expert,” as such term is defined in applicable SEC rules, as well as the Marketplace Rules.

Compensation and Human Resources Committee. The members of Match Group’s Compensation and Human Resources Committee, all of whom are independent directors, are Mses. Brenner, McDaniel (Chairperson) and Seymon. The Compensation and Human Resources Committee met eleven times during 2021. The Compensation and Human Resources Committee is appointed by the Board to assist the Board with all matters relating to the compensation of Match Group’s executive officers and non-employee directors and has overall responsibility for approving and evaluating all compensation plans, policies and programs of Match Group as they affect Match Group’s executive officers and non-employee directors. The Compensation and Human Resources Committee also evaluates the performance of Match Group’s senior management and presents its findings and recommendations to the full Board. The Compensation and Human Resources Committee may form and delegate authority to subcommittees and may delegate authority to one or more of its members. The Compensation and Human Resources Committee may also delegate to one or more of Match Group’s officers the authority to make grants of equity-based compensation to eligible individuals (other than directors or executive officers) to the extent allowed under applicable law. For additional information on Match Group’s processes and procedures for the consideration and determination of executive compensation and the related roles of the Compensation and Human Resources Committee, Match Group management and consultants, see the discussion under Compensation Discussion and Analysis. The formal report of the Compensation and Human Resources Committee is set forth under Compensation Committee Report.

Nominating and Corporate Governance Committee. The members of Match Group’s Nominating and Corporate Governance Committee, all of whom are independent directors, are Mses. McDaniel and Murdoch (Chairperson) and Mr. Spoon. The Nominating Committee met four times during 2021. The Nominating and Corporate Governance Committee is appointed by the Board to (i) identify and evaluate individuals qualified to become Board members and to recommend to the Board director nominees for the next annual meeting of stockholders or special meeting of stockholders at which directors are to be elected (and nominees to fill vacancies on the Board as necessary); (ii) periodically review Board committee composition and recommend changes as needed, (iii) oversee periodic evaluations of the Board and its committees, (iv) develop and periodically review corporate governance guidelines, (v) review director and director nominee independence, (vi) review and make recommendations regarding responses to stockholder proposals, (vii) oversee social and environmental policies and initiatives and (viii) oversee corporate governance practices and identify best practices for potential adoption.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION (THE “SAY ON PAY VOTE”)

As required pursuant to Section 14A of the Exchange Act, we are seeking a non-binding advisory vote from our stockholders to approve the compensation of our named executive officers for 2021. This proposal, which we refer to as the “say on pay vote,” is not intended to address any specific item of compensation, but rather our overall compensation program and policies relating to our named executive officers.

As described in detail under in the Compensation Discussion and Analysis section of this proxy statement, our executive officer compensation program is designed to increase long term stockholder value by attracting, retaining, motivating and rewarding leaders with the competence, character, experience and ambition necessary to enable Match Group to meet its growth objectives.

We believe that our executive officer compensation program, with its balance of short-term and long-term incentives, rewards sustained performance that is aligned with long-term stockholder interests. Accordingly, we believe that the compensation paid to our named executive officers in 2021 pursuant to our executive officer compensation program was fair and appropriate and are asking our stockholders to vote FOR the adoption of the following resolution:

“RESOLVED, that the stockholders of Match Group, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers for 2021, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders pursuant to the U.S. Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, the Executive Compensation tables and the related narrative discussion.”

The approval, on an advisory basis, of the say on pay vote proposal requires the affirmative vote of a majority of the voting power of the shares of Match Group common stock present at the Annual Meeting in person or represented by proxy and entitled to vote. The vote is advisory in nature and therefore not binding on us or our Board. However, our Board and Compensation and Human Resources Committee value the opinions of all of our stockholders and will consider the outcome of this vote when making future compensation decisions for our named executive officers.

The Company last sought a say on pay vote at its 2019 Annual Meeting of Stockholders and last sought a non-binding advisory vote from its stockholders on the frequency of seeking the say on pay vote (required by applicable law every six years) at its 2016 Annual Meeting of Stockholders. Based on voting results from the 2016 Annual Meeting of Stockholders, and consistent with the Company’s recommendation at that time, say on pay votes currently occur every three years. Accordingly, the next say on pay vote is currently scheduled to be held at the Company’s 2025 Annual Meeting of Stockholders. However, at the 2022 Annual Meeting of Stockholders, the Company is also holding a non-binding advisory vote regarding the frequency of seeking the say on pay vote. Accordingly, subject to the outcome of the stockholder advisory vote on Proposal 3 below, the Board may choose to hold future say on pay votes on a more frequent basis.

The Board recommends that our stockholders vote FOR the advisory vote on executive compensation.

PROPOSAL 3—ADVISORY VOTE ON THE FREQUENCY OF HOLDING THE SAY ON PAY VOTE

In addition to the advisory vote on executive compensation set forth above, the Exchange Act also requires the Company to seek a non-binding advisory vote from its stockholders every six years regarding the frequency of holding the advisory vote on executive compensation in the future. In casting your advisory vote, you may indicate whether you prefer that we seek an advisory vote every one, two or three years. You may also abstain from voting on this matter.

After thoughtful consideration, our Compensation and Human Resources Committee and the Board believe that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company and its stockholders.

The approval, on an advisory basis, of the frequency of holding the say on pay vote proposal requires the affirmative vote of a majority of the voting power of the shares of Match Group common stock present at the Annual Meeting in person or represented by proxy and entitled to vote. However, if no choice receives a majority of votes, then the option on the frequency of the advisory vote that receives the highest number of votes cast by stockholders will be considered by the Board as the stockholders’ recommendation as to the frequency of holding future say on pay votes. The vote is advisory in nature and therefore not binding on us or our Board. However, our Board values the opinions of all of our stockholders and will consider the outcome of this vote when making future decisions on the frequency with which we will hold an advisory vote on executive compensation.

The Company last sought a non-binding advisory vote from its stockholders on the frequency of seeking the say on pay vote at its 2016 Annual Meeting of Stockholders. Based on voting results from the 2016 Annual Meeting of Stockholders, and consistent with the Company’s recommendation at that time, say on pay votes currently occur every three years. However, subject to the outcome of the stockholder advisory vote on this Proposal 3, the Board may choose to hold future say on pay votes on a more frequent basis. It is expected that the next say on pay frequency vote will occur at the 2028 Annual Meeting of Stockholders.

The Board recommends that the stockholders vote for holding the say on pay vote EVERY YEAR at Match Group’s Annual Meeting of Stockholders.

PROPOSAL 4—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young LLP (“E&Y”) as Match Group’s independent registered public accounting firm for the fiscal year ending December 31, 2022, and is requesting that stockholders ratify the appointment.

The Audit Committee annually evaluates the performance of E&Y and determines whether to continue to retain E&Y or consider the retention of another firm. In appointing E&Y as Match Group’s independent registered public accounting firm for 2022, the Audit Committee considered (i) E&Y’s performance as Match Group’s independent registered public accounting firm, (ii) the fact that E&Y has audited the financial statements of Match Group since Match Group was a wholly-owned subsidiary of IAC and also since the completion of Match Group’s initial public offering in 2015, (iii) E&Y’s independence with respect to the services to be performed for Match Group and (iv) E&Y’s strong and considerable qualifications and general reputation for adherence to professional auditing standards. In addition, in conjunction with the mandated rotation of the lead engagement partner every five years, the Audit Committee is directly involved in the selection of the new lead engagement partner.

A representative of E&Y is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.

Ratification of the appointment of Ernst & Young LLP as Match Group’s independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the shares of Match Group common stock present at the Annual Meeting in person or represented by proxy and entitled to vote.

The Board recommends that our stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as Match Group’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee functions pursuant to a written charter adopted by the Board of Directors, the most recent version of which is available on Match Group’s website at http://ir.mtch.com. The Audit Committee charter governs the operations of the Audit Committee and sets forth its responsibilities, which include providing assistance to the Board of Directors with the monitoring of: (i) the integrity of Match Group’s financial statements, (ii) the effectiveness of Match Group’s internal control over financial reporting, (iii) the qualifications, performance and independence of Match Group’s independent registered public accounting firm, (iv) the performance of Match Group’s internal audit function, (v) Match Group’s risk assessment and risk management policies as they relate to financial and other risk exposures and (vi) Match Group’s compliance with legal and regulatory requirements. It is not the duty of the Audit Committee to plan or conduct audits or to determine that Match Group’s financial statements and disclosures are complete, accurate and have been prepared in accordance with generally accepted accounting principles and applicable rules and regulations. Management is responsible for Match Group’s financial reporting process, including systems of internal control over financial reporting. The independent registered public accountants are responsible for performing an independent audit of Match Group’s consolidated financial statements and the effectiveness of Match Group’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), and to issue a report thereon. The Audit Committee’s responsibility is to engage the independent auditor and otherwise to monitor and oversee these processes.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements of Match Group included in the Annual Report on Form 10-K for the year ended December 31, 2021 with Match Group’s management and Ernst & Young LLP, Match Group’s independent registered public accounting firm.

The Audit Committee has discussed with Ernst & Young the matters required to be discussed by the applicable requirements of the PCAOB and the Securities and Exchange Commission. In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young its independence from Match Group and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for Match Group be included in Match Group’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

Members of the Audit Committee

Alan G. Spoon (Chairperson)

Stephen Bailey

Thomas J. McInerney

Fees Paid to Our Independent Registered Public Accounting Firm

The following table sets forth fees for all professional services rendered by Ernst & Young LLP to Match Group for the years ended December 31, 2021 and 2020:

	2021		2020
Audit Fees	$4,246,825	(1)	$3,685,079	(2)
Audit-Related Fees	$3,600		$7,200
Total Audit and Audit-Related Fees	$4,250,425		$3,692,279
Tax Fees(3)	$20,000		—
Total Fees	$4,270,425		$3,692,279

(1)	Audit Fees in 2021 include: (i) fees associated with the annual audit of financial statements and internal control over financial reporting and review of periodic reports, (ii) statutory audits (audits performed for certain Match Group businesses in various jurisdictions abroad, which audits are required by local law), (iii) accounting consultations, (iv) fees for services performed in connection with the offering of Match Group’s 3.625% Senior Notes due 2031 and registered direct offering of Match Group common stock, including the issuance of the related comfort letters, and (v) fees for services performed related to the issuance of the auditor’s consent for SEC registration statements, and (vi) fees for services performed related to the partial repurchase of Match Group’s 0.875% Exchangeable Notes due 2022 (“2022 Exchangeable Notes”) and conversions of the 2022 Exchangeable Notes.

(2)	Audit Fees in 2020 include: (i) fees associated with the annual audit of financial statements and internal control over financial reporting and review of periodic reports, (ii) statutory audits (audits performed for certain Match Group businesses in various jurisdictions abroad, which audits are required by local law), (iii) accounting consultations, (iv) fees for services performed in connection with the offerings of Match Group’s 4.125% Senior Notes due 2030 and 4.625% Senior Notes due 2028, including the issuance of the related comfort letters, and (v) post-report review procedures related to the issuance of the auditor’s consent for SEC registration statements in connection with the Separation (discussed below under Relationships Involving Significant Stockholders — The Separation of Match Group and IAC).

(3)	Tax Fees in 2021 primarily include fees paid for certain tax compliance services.

Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee has a policy governing the pre-approval of all audit and permitted non-audit services performed by Match Group’s independent registered public accounting firm in order to ensure that the provision of these services does not impair such firm’s independence from Match Group and its management. Unless a type of service to be provided by Match Group’s independent registered public accounting firm has received general pre-approval, it requires specific pre-approval by the Audit Committee. Any proposed services in excess of pre-approved cost levels also require specific pre-approval by the Audit Committee. In all pre-approval instances, the Audit Committee considers whether such services are consistent with SEC rules regarding auditor independence.

All tax services require specific pre-approval by the Audit Committee. In addition, the Audit Committee has designated specific services that have the pre-approval of the Audit Committee (each of which is subject to pre-approved cost levels) and has classified these pre-approved services into one of three categories: Audit, Audit-Related and All Other (excluding Tax). The term of any pre-approval is 12 months from the date of the pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee revises the list of pre-approved services from time to time. Pre-approved fee levels for all services to be provided by Match Group’s independent registered public accounting firm are established periodically from time to time by the Audit Committee.

Pursuant to the pre-approval policy, the Audit Committee may delegate its authority to grant pre-approvals to one or more of its members, and has currently delegated this authority to its Chairperson. The decisions of the Chairperson (or any other member(s) to whom such authority may be delegated) to grant pre-approvals must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee may not delegate its responsibilities to pre-approve services to management.

INFORMATION CONCERNING MATCH GROUP EXECUTIVE OFFICERS

WHO ARE NOT DIRECTORS

Background information about Match Group’s current executive officers who are not directors is set forth below. For background information about Match Group’s Chief Executive Officer, Sharmistha Dubey, see the discussion under Proposal 1-Election of Directors—Information Concerning Director Nominees and Other Board Members.

Philip D. Eigenmann, age 51, has served as Match Group’s Chief Accounting Officer since November 2017. Mr. Eigenmann has held positions of increasing responsibility with the Company and its predecessors since May 2006, including Senior Vice President and Global Controller from February 2016 to November 2017, and Vice President and Global Controller from December 2009 to February 2016. Prior to joining us, Mr. Eigenmann held various finance and accounting leadership roles with AMX Corporation, a worldwide leader in advanced control and automation technology for commercial and residential markets, which was publicly traded on Nasdaq until its acquisition by The Duchossois Group in 2005. Mr. Eigenmann began his career in the audit practice of Ernst & Young in Dallas, Texas. He received a BBA in Accounting from Texas A&M University, and is a certified public accountant in the State of Texas.

Jared F. Sine, age 43, has served as Chief Business Affairs and Legal Officer and Secretary of Match Group since March 2021. Prior to that time, Mr. Sine served as Match Group’s Chief Legal Officer and Secretary from February 2019 to March 2021; and prior to that, he served as General Counsel and Secretary of Match Group from July 2016. Prior to joining Match Group, Mr. Sine was Vice President and Associate General Counsel of Expedia Group, Inc. (“Expedia”) from July 2015 to June 2016 and in that capacity was responsible for mergers, acquisitions and other strategic transactions. Prior to that time, Mr. Sine held a variety of legal positions at Expedia from October 2012. Prior to joining Expedia, Mr. Sine was an associate at the law firms of Latham & Watkins and Cravath, Swaine & Moore. Mr. Sine has a BS and JD from Brigham Young University.

Gary Swidler, age 51, has served as Chief Operating Officer of Match Group since March 2020 and as Chief Financial Officer of Match Group since September 2015. Prior to that time, Mr. Swidler was a Managing Director and Head of the Financial Institutions Investment Banking Group at Bank of America Merrill Lynch (“Merrill Lynch”) from April 2014 to August 2015. Prior to that time, Mr. Swidler held a variety of positions at Merrill Lynch and its predecessors since 1997, most recently as Managing Director and Head of Specialty Finance from April 2009 to April 2014. Prior to joining Merrill Lynch, Mr. Swidler was an associate at the law firm of Wachtell, Lipton, Rosen & Katz. Mr. Swidler has a BSE from the Wharton School at the University of Pennsylvania and a JD from New York University School of Law.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Our executive officers whose compensation is discussed in this compensation discussion and analysis (the “CD&A”) and to whom we refer to as our named executive officers in this CD&A (the “NEOs”) are:

•	Sharmistha Dubey, our Chief Executive Officer;

•	Gary Swidler, our Chief Operating Officer and Chief Financial Officer;

•	Jared Sine, our Chief Legal Officer and Secretary (until March 2021; Chief Business Affairs and Legal Officer and Secretary since March 2021); and

•	Philip Eigenmann, our Chief Accounting Officer.

Philosophy and Objectives

Match Group’s executive compensation program is designed to increase long-term stockholder value by attracting, retaining, motivating and rewarding leaders with the competence, character, experience and ambition necessary to enable Match Group to meet its growth objectives.

Although Match Group is a publicly traded company, we strive to foster an entrepreneurial culture given that our businesses operate a broad and diverse portfolio of brands, and we seek to attract and retain senior executives with entrepreneurial backgrounds, attitudes and aspirations. Accordingly, when working to recruit and retain our executive officers, as well as other executives who may become executive officers at a later time, we compete not only with other public companies, but also with earlier stage companies, companies funded by financial sponsors, such as private equity and venture capital firms, financial sponsors themselves and professional firms. We structure our executive compensation program so that we can compete in this varied marketplace for talent, with an emphasis on variable, contingent compensation and long-term equity ownership.

When establishing compensation packages for a given executive, Match Group follows a flexible approach, and makes decisions based on a host of factors particular to a given executive’s situation, including our firsthand experience with the competition for recruiting and retaining executives, negotiation and discussion with the relevant individual, competitive survey data, internal equity considerations and other factors we deem relevant at the time.

Similarly, Match Group does not follow an arithmetic approach to establishing compensation levels and measuring and rewarding performance, as we believe these approaches often fail to adequately take into account the multiple factors that contribute to success at the individual executive and business level. In any given period, Match Group may have multiple objectives, and these objectives, and their relative importance, often change as the competitive and strategic landscapes shift, even within a given compensation cycle. As a result, formulaic approaches often over-compensate or under-compensate a given performance level. Accordingly, we have historically avoided the use of strict formulas in our compensation practices and rely primarily on a discretionary approach.

Roles and Responsibilities

The Compensation and Human Resources Committee of our Board of Directors (for purposes of this CD&A, the “Committee”) has primary responsibility for establishing the compensation of our executive officers. For each of our NEOs, all compensation decisions referred to throughout this CD&A have been made by the Committee, based in part on recommendations from our Chief Executive Officer, and in consultation with the Chairman of our Board of Directors. The Committee consists of Mses. Brenner, McDaniel (Chair) and Seymon.

Our Chief Executive Officer participates in structuring Company-wide compensation programs and in establishing appropriate bonus and equity pools. In late 2021 and early 2022, Ms. Dubey met with the Committee and discussed her views of corporate and individual executive officer performance for 2021 for Messrs. Swidler, Sine and Eigenmann, and her recommendations for annual bonuses for those NEOs. She also discussed her own performance with the Committee. Following these discussions, the Committee met in executive session to discuss Ms. Dubey’s recommendations, including their views of corporate and individual performance for 2021 for Ms. Dubey. After consideration of the recommendations and their own evaluations, the Committee ultimately approved annual bonus amounts for each NEO.

In establishing a given executive officer’s compensation package, each individual component is evaluated independently and in relation to the package as a whole. Prior earning histories and outstanding long-term compensation holdings are also reviewed and taken into account. However, Match Group does not believe in any formulaic relationship or targeted allocation between these elements. Instead, each individual executive’s situation is evaluated on a case-by-case basis each year, considering the variety of relevant factors at that time.

Match Group has historically provided its stockholders with the opportunity to cast a triennial advisory vote on named executive officer compensation (a “say-on-pay” vote), which reflects the preference expressed by stockholders in 2016 with respect to the frequency of the say-on-pay vote. At Match Group’s annual meeting of stockholders held in 2019, a substantial majority of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Committee believes that the vote reflected stockholder support of Match Group’s approach to executive compensation, and, as such, did not make changes to our program based on the 2019 vote. As discussed further under the section of this proxy statement titled “Proposal 3—Advisory Vote on the Frequency of Holding the Say-on-Pay Vote,” our Board of Directors recommends holding a say-on-pay vote on an annual basis beginning in 2022. The Committee will continue to consider the outcome of say-on-pay votes when making future compensation decisions for our executive officers.

In July 2021, the Committee engaged Compensia, a national compensation consulting firm, to assist it with compensation matters, including compensation peer group selection, executive and non-employee director compensation assessment, equity compensation strategy, and compensation risk assessment. Compensia reports directly to the Committee, and the Committee may replace Compensia or engage additional consultants at any time. One or more representatives from Compensia attends Committee meetings and communicates with the Chair of the Committee, as well as other Committee members, between meetings from time to time. Compensia has no other business relationship with Match Group and receives no payments from Match Group other than fees for services to the Committee. The Committee has assessed the independence of Compensia taking into account, among other things, the factors set forth under Rule 10C-1 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and the listing standards of Nasdaq, and has concluded that no conflict of interest has arisen with respect to the work that Compensia performs for the Committee.

In addition, as in prior years, in 2021, the Company engaged Compensation Advisory Partners LLC (“CAP”) to provide comparative market data in connection with the Company’s own analysis of its equity compensation practices, but, other than Compensia (with respect only to the 2021 bonus payments approved in March 2022), neither CAP nor any other compensation consultant had any role in determining or recommending the amount or form of executive compensation for 2021.

Compensation Elements

Match Group’s compensation packages for our executive officers have primarily consisted of salary, annual bonus opportunities, long term incentives (typically equity awards), and, to a more limited extent, perquisites and other benefits. Prior to making specific decisions related to any particular element of compensation, the Committee typically reviews the total direct compensation of each executive, evaluating the executive’s total near-term and long-term compensation in aggregate. The Committee then determines which element or combination of compensation elements (salary, annual bonus and/or equity awards) can be used most effectively to further our compensation objectives. However, all such decisions are subjective, and are made on a facts and circumstances basis without any prescribed relationship between the various elements of the total compensation package.

Salary

Match Group typically negotiates a new executive officer’s starting salary based on prior compensation levels for the particular position within Match Group, the location of a particular executive, salary levels of other executives within Match Group, salary levels available to the individual in alternative opportunities, reference to certain compensation survey information and the extent to which Match Group desires to secure the executive’s services.

Once established, salaries can increase based on a number of factors, including the assumption of additional responsibilities, internal equity, periodic market checks and other factors that demonstrate an executive’s increased value to Match Group.

In February 2021, the Committee approved an increase in Mr. Sine’s salary from $400,000 to $500,000, effective as of January 1, 2021. In determining to increase Mr. Sine’s salary, the Committee considered Ms. Dubey’s recommendation and Mr. Sine’s then-upcoming promotion to Chief Business Affairs and Legal Officer. No other executive officer salaries were established or adjusted during 2021. NEO salaries for 2021 are reported in the 2021 Summary Compensation Table included in the Executive Compensation section of this proxy statement.

Annual Bonuses

Match Group’s bonus program is designed to reward performance on an annual basis and annual bonuses are discretionary. Because of the variable nature of the bonus program, and because in any given year bonuses have the potential to make up a significant portion of an executive’s total direct compensation, the bonus program provides an important incentive tool to achieve Match Group’s annual objectives. Match Group generally pays bonuses shortly after year-end following finalization of the financial results for the year in question.

The determination of bonus amounts is based on a non-formulaic assessment of factors that vary from year to year, including a discretionary assessment of Company and individual performance. In determining individual annual bonus amounts, the Committee considers a variety of factors regarding the Company’s overall performance, such as growth in profitability or achievement of strategic objectives by the Company, an individual’s performance and contribution to the Company, and general bonus expectations previously established between the Company and the executive. The Committee does not quantify the weight given to any specific element or otherwise follow a formulaic calculation; however, Company performance tends to be the dominant driver of the ultimate bonus amount.

For 2021 bonuses, the Committee considered a variety of factors, including, among others, year-over-year growth in revenue and Adjusted Operating Income (operating income excluding stock-based compensation expense, depreciation, and certain non-cash acquisition-related items), levels of cash flow generated from operations, and certain strategic accomplishments, including debt financings, strategic transactions and the general successful operation of the Company. The Committee also considered the Company’s strong performance despite the business and operating challenges presented by the global COVID-19 pandemic, including the successful pivoting of product roadmaps and marketing efforts in response to the uncertainty caused by the pandemic around the world generally and to our businesses in particular, and the maintaining of our global workforce’s productivity despite transitioning to a fully remote working environment. While these were the primary factors considered in setting bonus award amounts, the Committee also considered each executive officer’s role and responsibilities, the relative contributions made by each executive officer during the year and the relative size of the bonuses paid to the other executive officers.

With respect to bonuses for each of our NEOs, the Committee considered the following: (i) with respect to Ms. Dubey, her role as Chief Executive Officer, including her focus on overseeing the operations of, and developing the strategic agenda for, the Company, (ii) with respect to Mr. Swidler, his role as Chief Operating Officer and Chief Financial Officer, including his management of our finance, tax, people, information technology, advertising sales, corporate social responsibility and corporate communications functions and his oversight of our $1.75 billion acquisition of Hyperconnect and $1.5 billion repurchase of outstanding exchangeable notes and related financing transactions, (iii) with respect to Mr. Sine, his new role as Chief Business Affairs and Legal Officer, including his management of our legal, compliance, privacy, safety, and government affairs functions and his oversight of the legal and compliance aspects of the Hyperconnect acquisition and the exchangeable notes repurchase and related financing transactions, and (iv) with respect to Mr. Eigenmann, his role as Chief Accounting Officer, including his management of our global accounting and financial reporting functions and his oversight of our transition to a unified global enterprise resource planning platform and of the accounting aspects of the Hyperconnect acquisition and the exchangeable notes repurchase and related financing transactions. NEO bonuses for 2021 are reported in the 2021 Summary Compensation Table included in the Executive Compensation section of this proxy statement pursuant.

Executive officer bonuses tend to be highly variable from year-to-year depending on the performance of the Company and, in certain circumstances, individual executive officer performance. Accordingly, we believe our executive officer bonus program provides strong incentives to reach the Company’s annual goals.

Long-Term Incentives

Match Group believes that ownership shapes behavior and that providing a meaningful portion of an executive officer’s compensation in stock based awards aligns their incentives with stockholder interests in a manner that drives better performance over time. The primary long term incentives for our NEOs have been Match Group restricted stock unit (“RSU”) awards, and beginning in 2021, Match Group performance-based restricted stock unit (“PSU”) awards.

In 2021, in order to provide strong retention incentives and encourage a focus on strong stock price appreciation over the long term, the Committee granted certain of our NEOs PSU awards that are earned and vest in two equal installments on the third and fourth anniversaries of the grant date. The portion of the PSUs that is earned and vests on each vesting date can range between 0% and 150% of the target PSUs depending on Match Group’s relative stock growth, measured as the percentage growth of Match Group’s stock price relative to the percentage stock price growth of the median company within the Nasdaq-100 stock market index over the applicable vesting period (reflective of the February 2022 amendment described below). Specifically, the portion of each installment of PSUs earned and vested on the applicable vesting date is determined as follows:

•	100% of the PSUs if relative stock growth is zero;

•	For each +1% or -1% of relative stock growth from zero, the PSUs earned and vested will increase or decrease, respectively, from 100% by 3%, with a maximum of 150% and a minimum of 0%, with linear interpolation between points; and

•	Notwithstanding the foregoing, no PSUs will be earned or vested if both the relative stock growth and Match Group’s stock growth are negative for the applicable performance period.

In February 2022, in order to help account for the overweighting of larger companies in the Nasdaq-100, the Committee approved an amendment of the PSU awards previously granted to our NEOs in February 2021 to adjust the benchmark used in calculating Match Group’s relative TSR, from the Nasdaq-100 index composite stock price, to the stock price of the median company within the index.

In setting particular award levels, the predominant objectives have been providing the executive with effective retention incentives and incentives for strong future performance. Appropriate levels to meet these goals may vary from year to year, and from executive to executive, based on a variety of factors.

The annual corporate performance factors relevant to setting bonus amounts that were discussed above, while taken into account, have generally been less relevant in setting annual equity awards, as the awards tend to be more forward looking, and are a longer-term retention and reward instrument than annual bonuses.

All Match Group equity awards have been approved by the Committee. When granting Match Group equity awards, the Committee has taken into account factors such as historical practices, the Committee’s view of market compensation generally, the dilutive impact of equity grants and desired short-term and long-term dilution levels, and a given executive’s existing equity holdings and their retention and incentive value.

Except where otherwise noted, equity awards have been made following year-end after finalization of financial results for the year in question. Committee meetings at which the awards are made are generally scheduled well in advance and without regard to the timing of the release of earnings or other material information.

In February 2021, as part of the Company’s annual year-end compensation review, the Committee granted 33,055 RSUs and 99,166 PSUs to Ms. Dubey, 19,833 RSUs and 59,500 PSUs to Mr. Swidler, 16,527 RSUs and 49,583 PSUs to Mr. Sine, and 2,148 RSUs to Mr. Eigenmann (the share numbers for PSUs are at target performance). The RSU awards granted to Ms. Dubey and Mr. Sine vest in three equal installments on the first three anniversaries of the grant date. The RSU award granted to Mr. Swidler vests in two equal installments on the second and third anniversaries of the grant date. The RSU award granted to Mr. Eigenmann vests in four equal installments on the first four anniversaries of the grant date. The PSU awards granted to Ms. Dubey and Messrs. Swidler and Sine vest in two equal installments on the third and fourth anniversaries of the grant date. In March 2021, in connection with his appointment to the new role of Chief Business Affairs and Legal Officer, Mr. Sine was granted 32,883 RSUs that will vest in a single installment on the third anniversary of the grant date; the vesting of this RSU award may be accelerated if Mr. Sine terminates his employment with the Company for any reason after the second anniversary of the grant date, provided that our Board of Directors has approved a non-interim successor to Mr. Sine’s position on or before his termination date.

Stock Ownership Guidelines

In January 2022, Match Group adopted stock ownership guidelines for our NEOs and non-employee members of our Board of Directors. Under the guidelines, our NEOs are required own a number of shares of our common stock with a value equal to a specified multiple of their annual base salary as follows:

Position	Multiple of Base Salary
Chief Executive Officer	6x
Chief Operating Officer and Chief Financial Officer	3x
Chief Business Affairs and Legal Officer	3x
All Other NEOs	2x

Shares counted toward the ownership requirement include shares beneficially owned directly or indirectly by the individual or immediate family members residing in the same household and shares underlying deferred share units granted under our Deferred Compensation Plan for Non-Employee Directors. Unvested RSUs, unexercised stock options, and equity-based awards settled in cash are not counted toward the ownership requirement.

Compliance with the minimum stock ownership requirement is determined annually on December 31. Once an individual meets the ownership requirement, any subsequent decrease in the share price will not impact compliance prior to the next valuation date. If an individual fails to satisfy the ownership requirement, they are required to retain an amount equal to 50% of the net shares of our common stock (i.e., shares remaining after the payment of tax withholding obligations and, if applicable, exercise price with respect to an equity award) resulting from the settlement of RSU awards or the exercise of stock options. Individuals are required to meet these ownership requirements within five years of the later of (i) January 1, 2022 (the date the guidelines became effective) or (ii) becoming an NEO or non-employee member of our Board of Directors, as applicable.

Change of Control

Match Group believes that providing our executive officers with change of control protection is important in allowing executives to fully value the forward looking elements of their compensation packages, and therefore limit retention risk during uncertain times. The terms of equity awards granted to our senior executives, including our NEOs, generally include a “double-trigger” change of control provision, as provided for under the Match Group, Inc. 2015 Stock and Annual Incentive Plan (as amended, the “2015 Plan”), the Match Group, Inc. Amended and Restated 2017 Stock and Annual Incentive Plan (as amended, the “2017 Plan”) and the Match Group, Inc. Amended and Restated 2020 Stock and Annual Incentive Plan (as amended, the “2020 Plan”), which provides for the acceleration of the vesting of outstanding equity awards in connection with a change of control of Match Group, but only when the executive experiences an involuntary termination of employment without cause or the executive resigns for good reason, in each case during the two-year period following such change of control. The Committee believes that providing for the acceleration of the vesting of equity awards in these circumstances will assist in the retention of our executives through a change of control transaction. We do not provide any tax reimbursement or gross-up in the event that a change of control triggers excise tax under Section 4999 of the Code of the Internal Revenue Code. Estimated payments to our NEOs in the event of a change of control are described below under “Executive Compensation—Estimated Potential Payments Upon Termination or Change in Control.”

Severance

We generally provide our executive officers with some amount of salary and health benefits continuation and the acceleration of the vesting of some equity awards in the event of an involuntary termination of employment. Except as described below under “Executive Compensation—Estimated Potential Payments Upon Termination or Change in Control,” the Company generally does not provide for the acceleration of the vesting of equity awards in the event an executive officer voluntarily resigns from the Company.

Other Compensation

Under limited circumstances, certain Match Group executive officers have received non-cash and non-equity compensatory benefits. The value of these benefits, if applicable, is reported under the All Other Compensation column of the 2021 Summary Compensation Table included in the Executive Compensation section of this proxy statement pursuant to applicable rules. Match Group executive officers do not participate in any deferred compensation or retirement program other than the Company’s Section 401(k) retirement savings plan.

Tax Deductibility

Effective for taxable years beginning after December 31, 2017, compensation in excess of $1 million paid to our current named executive officers and certain former named executive officers will generally not be tax deductible. The Committee reserves the right to pay compensation that is not fully tax deductible if it determines that such compensation is consistent with the Company’s best interests.

COMPENSATION COMMITTEE REPORT

The Compensation and Human Resources Committee has reviewed the Compensation Discussion and Analysis and discussed it with Company management. In reliance on its review and the discussions referred to above, the Compensation and Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in Match Group’s 2021 Annual Report on Form 10-K and this proxy statement.

Members of the Compensation and Human Resources Committee

Ann L. McDaniel (Chairperson)

Melissa Brenner

Pamela S. Seymon

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The membership of the Compensation and Human Resources Committee during 2021 consisted of Mses. Brenner, McDaniel (Chair) and Seymon following. None of them has been an officer or employee of Match Group at any time during their respective service on the committee.

EXECUTIVE COMPENSATION

Overview

This Executive Compensation section of this proxy statement sets forth certain information regarding total compensation earned by our named executive officers for our fiscal year ended December 31, 2021, as well as Match Group awards granted to our named executive officers in 2021, Match Group, IAC and certain other equity awards held by our named executive officers on December 31, 2021, and the dollar value realized by our named executive officers upon the vesting and exercise of Match Group equity awards during 2021.

2021 Summary Compensation Table

The following table sets forth information concerning the compensation paid to each of our named executive officers for our fiscal year ended December 31, 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Sharmistha Dubey	2021	$750,000	$3,500,000	$21,137,675	$10,000	$25,397,675
Chief Executive Officer	2020	$729,508	$3,500,000	$9,465,624	$10,000	$13,705,132
	2019	$625,000	$2,250,000	$2,999,961	$8,400	$5,883,361
Gary Swidler	2021	$675,000	$2,000,000	$12,682,669	$10,000	$15,367,669
Chief Operating Officer and	2020	$662,705	$2,000,000	$6,057,996	$10,000	$8,730,701
Chief Financial Officer	2019	$593,753	$1,800,000	$2,999,995	$8,400	$5,404,149
Jared F. Sine	2021	$500,000	$900,000	$15,583,744	$10,000	$16,993,744
Chf. Bus. Aff. & Leg. Off. (since Mar. ‘21)	2020	$400,000	$700,000	$2,499,960	$10,000	$3,609,960
Chief Legal Officer (until Mar. ‘21)	2019	$395,753	$600,000	$1,499,969	$8,400	$2,504,122
Philip Eigenmann	2021	$300,000	$240,000	$345,721	$10,000	$895,721
Chief Accounting Officer	2020	$300,000	$220,000	$320,581	$10,000	$850,581

(1)	Reflects the aggregate grant date fair value of Match Group RSU and PSU awards, computed in accordance with FASB ASC Topic 718, Compensation – Stock Compensation, excluding the effect of estimated forfeitures. The grant date fair value of PSU awards is reflected based upon the probable outcome of the performance conditions associated with such PSU awards. The table below provides the grant date fair value of PSU awards granted to our named executive officers in 2021 assuming that the highest level of performance conditions will be achieved. Mr. Eigenmann did not receive a grant of PSU awards in 2021.

Name	Maximum Grant Date Fair Value of PSUs Granted in 2021 ($)
Sharmistha Dubey	$23,941,152
Gary Swidler	$14,364,788
Jared F. Sine	$11,970,576

(2)	Other compensation includes 401(k) matching contributions made by the Company for all named executive officers in all relevant periods.

Grants of Plan-Based Awards in 2021

The table below provides information regarding the Match Group RSU and PSU awards granted to our named executive officers in 2021. The grant date fair value of the RSU awards is calculated by multiplying the number of RSUs by the closing market price of Match Group common stock on the grant date. The grant date fair value of the PSU awards is calculated using a Monte Carlo simulation to reflect the probable outcome of the performance conditions associated with such PSU awards.

		Estimated Future Payouts		All Other
		Under Equity Incentive		Stock
		Plan Award		Awards:
				Number of	Grant Date
				Shares	Fair Value
Name	Grant Date	Target (#)	Maximum (#)	of Stock or Units (#)	of Stock Awards ($)
Sharmistha Dubey	2/19/21(1)	—	—	33,055	$5,320,202
	2/19/21(2)	99,166	148,749	—	$15,817,473
Gary Swidler	2/19/21(3)	—	—	19,833	$3,192,121
	2/19/21(2)	59,500	89,250	—	$9,490,548
Jared F. Sine	2/19/21(1)	—	—	16,527	$2,660,021
	2/19/21(2)	49,583	74,374	—	$7,908,737
	3/2/21(4)	—	—	32,883	$5,014,986
Philip Eigenmann	2/19/21(5)	—	—	2,148	$345,721

(1)	Represents RSUs that vested or will vest in three equal installments on each of February 19, 2022, 2023 and 2024, subject to continued service.

(2)	Represents PSUs that vest in two equal installments on each of February 19, 2024 and 2025, subject to continued service and the achievement of certain performance conditions. See the discussion under Compensation Discussion and Analysis—Compensation Elements—Long-Term Incentives above for additional information regarding the performance conditions associated with these PSUs. The PSUs do not contain a threshold or minimum performance target.

(3)	Represents RSUs that vest in two equal installments on each of February 19, 2023 and 2024, subject to continued service.

(4)	Represents RSUs that vest in full on March 2, 2024, subject to continued service. The vesting of these RSUs may be accelerated if (i) Mr. Sine terminates his employment for any reason at any time after March 2, 2023 and (ii) on or before the date of termination, the Board approves a non-interim successor of Mr. Sine.

(5)	Represents RSUs that vested or will vest in four equal installments on each of February 19, 2022, 2023, 2024 and 2025, subject to continued service.

Outstanding Equity Awards at 2021 Fiscal Year-End

The table below provides information regarding (i) Match Group stock options, RSUs and PSUs, (ii) IAC stock options and (iii) certain other equity awards, as applicable, held by our named executive officers on December 31, 2021. The market value of Match Group RSU and PSU awards is based on the closing market price of Match Group common stock ($132.25) on December 31, 2021.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Sharmistha Dubey
Match Group stock options	47,517	$16.4813	2/9/27	—	—	—	—
Match Grp stock options(2)	10,792	$20.9839	12/1/26	—	—	—	—
Match Group RSUs	—	—	—	288,657	$38,174,888	—	—
Match Group PSUs(3)	—	—	—	—	—	99,166	$13,114,704
IAC stock options(4)	5,000	$19.9285	12/1/26	—	—	—	—
Vimeo stock options(5)	8,117	$4.1083	12/1/26	—	—	—	—
Gary Swidler
Match Group stock options	30,857	$14.2162	9/17/25	—	—	—	—
Match Group stock options	102,559	$16.4813	2/9/27	—	—	—	—
Match Group stock options	108,608	$37.7136	2/22/28	—	—	—	—
Match Grp stock options(2)	10,792	$20.9839	12/1/26	—	—	—	—
Match Group RSUs	—	—	—	128,313	$16,969,394	—	—
Match Group PSUs(3)	—	—	—	—	—	59,500	$7,868,875
Jared F. Sine
Match Group stock options	27,152	$16.4814	2/9/27	—	—	—	—
Match Group RSUs	—	—	—	109,936	$14,539,036	—	—
Match Group PSUs(3)	—	—	—	—	—	49,583	$6,557,352
Philip Eigenmann
Match Group stock options	11,133	$16.4819	2/9/27	—	—	—	—
Match Group stock options	10,861	$24.7680	11/7/27	—	—	—	—
Match Group RSUs	—	—	—	10,324	$1,365,349	—	—

(1)	The table below provides the following information regarding Match Group RSUs held by each of our named executive officers on December 31, 2021: (i) the grant date of each award, (ii) the number of RSUs outstanding on December 31, 2021, (iii) the market value of RSUs outstanding on December 31, 2021 and (iv) the vesting schedule for each award.

	Number of	Market Value of
	Unvested RSUs	Unvested RSUs as of
	as of 12/31/21	12/31/21	Vesting Schedule (#)
Name and Grant Date	(#)	($)	2022	2023	2024	2025
Sharmistha Dubey
8/6/18	113,103	$14,957,872	113,103	—	—	—
5/13/19	14,930	$1,974,493	14,930	—	—	—
2/18/20	127,569	$16,871,000	63,783	63,786	—	—
2/19/21	33,055	$4,371,524	11,019	11,018	11,018	—
Gary Swidler
2/14/19	26,836	$3,549,061	26,836	—	—	—
2/18/20	81,644	$10,797,419	40,822	40,822	—	—
2/19/21	19,833	$2,622,914	—	9,917	9,916	—
Jared F. Sine
2/14/19	26,834	$3,548,797	26,834	—	—	—
2/18/20	33,692	$4,455,767	11,229	22,463	—	—
2/19/21	16,527	$2,185,696	5,509	5,509	5,509	—
3/2/21	32,883	$4,348,777	—	—	32,883	—
Philip Eigenmann
2/14/19	4,471	$591,290	4,471	—	—	—
2/18/20	3,705	$489,986	1,853	1,852	—	—
2/19/21	2,148	$284,073	537	537	537	537

(2)	These Match Group stock options were issued in respect of Former IAC stock options in connection with the Separation (discussed below under Relationships Involving Significant Stockholders — The Separation of Match Group and IAC).

(3)	These PSUs were granted on February 19, 2021 and vest in two equal installments on each of February 19, 2024 and 2025, subject to continued service and the achievement of certain performance conditions. See the discussion under Compensation Discussion and Analysis—Compensation Elements—Long-Term Incentives above for additional information regarding the performance conditions associated with these PSUs. The number of PSUs outstanding on December 31, 2021 reflects the number of PSUs that would be earned if the target level of performance is achieved. These PSUs do not contain a threshold or minimum performance target.

(4)	These IAC stock options were issued in respect of Former IAC stock options in connection with the Separation. The Former IAC stock options were granted to Former Match Group (defined below under Relationships Involving Significant Stockholders — The Separation of Match Group and IAC) executives by the Former IAC Compensation and Human Resources Committee in December 2016 in respect of services they provided to Match Group.

(5)	These stock options of Vimeo, Inc. were issued in respect of the IAC stock options described in footnote (4) above in connection with the spin-off by IAC of its Vimeo business in 2021.

2021 Option Exercises and Stock Vested

The table below provides information regarding the number of shares acquired by our named executive officers upon the exercise of Match Group stock options and the vesting of Match Group RSUs in 2021, and the related value realized.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Sharmistha Dubey	—	—	120,990	$19,184,782
Gary Swidler	—	—	26,834	$4,549,168
Jared F. Sine	—	—	26,515	$4,267,589
Philip Eigenmann	10,861	$1,319,003	473	$76,271

(1)	Consistent with the Company’s policy for determining taxable compensation upon the vesting of RSUs, the value realized on vesting of RSUs is calculated by multiplying the number of shares acquired on vesting by the closing market price of the Company’s common stock on the last market date immediately preceding the vesting date.

Estimated Potential Payments Upon Termination or Change in Control

Certain of our employment agreements, equity award agreements and/or omnibus stock and annual incentive plans entitle our named executive officers to continued base salary payments, continued health coverage, the acceleration of the vesting of equity awards, and/or extended post-termination exercise periods for stock options upon certain terminations of employment (including certain terminations during specified periods following a change in control of Match Group).

Amounts and Benefits Payable Upon a Qualifying Termination

Upon a termination of the named executive officer’s employment by the Company without cause (other than by reason of death or disability) or the named executive officer’s resignation for good reason (a “Qualifying Termination”) as of December 31, 2021, pursuant to the terms of such named executive officer’s employment agreement in effect at the time, and subject to the execution and non-revocation of a release and compliance with customary post-termination covenants as further described below, each of Ms. Dubey and Messrs. Swidler and Sine is entitled to:

•	salary continuation for 12 months from the date of such Qualifying Termination, subject to offset for any amounts earned from other employment, payable in biweekly installments;

•	accelerated vesting of the portion of any outstanding and unvested Match Group equity awards that would have vested through the first anniversary of the date of such Qualifying Termination, provided that any equity awards that are subject to outstanding unsatisfied performance conditions shall vest only to the extent such performance conditions are satisfied as of the date of termination; and

•	continued coverage under the Company’s group health plan or monthly payments necessary to cover the full premiums for continued coverage under the Company’s plan through COBRA, which payments will be grossed up for applicable taxes, for up to 12 months following the date of such Qualifying Termination (but ceasing once equivalent employer-paid coverage is otherwise available to the named executive officer).

Pursuant to their respective employment agreements in effect on December 31, 2021, each of Ms. Dubey and Messrs. Swidler and Sine is bound by covenants not to compete with Match Group and not to solicit Match Group’s employees or business partners during the term of the executive’s employment, and for 24 months thereafter in the case of Ms. Dubey, and 12 months thereafter in the case of Messrs. Swidler and Sine. Each of Ms. Dubey and Messrs. Swidler and Sine has also agreed not to use or disclose any confidential information of Match Group or its affiliates and to be bound by customary covenants relating to proprietary rights and the related assignment of such rights.

Amounts and Benefits Payable Upon a Termination Due to Death or Disability

Upon a termination of employment due to death or disability, pursuant to their respective employment agreements in effect on December 31, 2021, each of Ms. Dubey and Messrs. Swidler and Sine (or their designated beneficiaries) will be entitled to payment in a lump sum of base salary through the end of the month in which such termination occurs. Additionally, upon a termination due to death, the portion of any outstanding and unvested Match Group equity awards that would have vested through the first anniversary of the date of such termination will vest, provided that any equity awards that are subject to outstanding unsatisfied performance conditions shall vest only to the extent such performance conditions are satisfied as of the date of termination.

Amounts and Benefits Payable Upon a Qualifying Termination Following a Change in Control

There are no arrangements with the named executive officers that provide for payments solely upon a change in control of Match Group. Upon a Qualifying Termination that occurs during the two-year period following a change in control of Match Group, in accordance with the 2015 Plan, the 2017 Plan and the 2020 Plan, the vesting of all then outstanding and unvested Match Group equity awards which were also outstanding as of the date of such change in control held by each named executive officer is accelerated. In addition, pursuant to their respective employment agreements, each of Ms. Dubey and Messrs. Swidler and Sine is entitled to receive the amounts set forth above under “Amounts and Benefits Payable Upon a Qualifying Termination.”

Additional Amounts and Other Amounts and Benefits Payable to Chief Executive Officer Upon Termination

Pursuant to the terms of Ms. Dubey’s employment agreement in effect on December 31, 2021, if Ms. Dubey elects to terminate her employment other than for good reason, and she has not engaged in conduct that would constitute cause, and subject to the execution and non-revocation of a release and compliance with the post-termination covenants described above under “Amounts and Benefits Payable Upon a Qualifying Termination,” she will be entitled to accelerated vesting of fifty percent of any then unvested portion of outstanding Match Group equity awards, provided that any equity awards that are subject to outstanding unsatisfied performance conditions shall vest only to the extent such performance conditions are satisfied as of the date of termination.

Additional Amounts and Other Amounts and Benefits Payable to Chief Business Affairs and Legal Officer Upon Termination

Pursuant to the terms of Mr. Sine’s March 2021 RSU award, if (i) Mr. Sine terminates his employment for any reason at any time after March 2, 2023 and (ii) on or before the date of his termination, the Board approves a non-interim successor of Mr. Sine, the vesting of such RSUs will be accelerated on the date of his termination.

Potential Payments Upon Termination or Change in Control Table

The amounts that would become payable to our named executive officers upon the events described above, assuming a termination date of December 31, 2021, are described and quantified in the table below. These amounts, which, except for the gross-up relating to COBRA benefits, exclude the effect of any applicable taxes, are based on the named executive officer’s base salary, the number of Match Group equity awards outstanding, and the closing price of Match Group common stock ($132.25), on December 31, 2021.

Name and Benefit	Qualifying Termination	Qualifying Termination During the Two Year Period Following a Change in Control of Match Group	Termination by Named Executive Officer Other Than for Good Reason	Death/Disability
Sharmistha Dubey
Continued salary	$750,000	$750,000	—	—
Continued health coverage(1)	$67,228	$67,228	—	—
Market value of Match Group RSUs that would vest(2)	$26,824,929	$38,174,888	$19,087,444	$26,824,929
Market value of Match Group PSUs that would vest(3)	—	$13,114,704	—	—
Total estimated incremental value	$27,642,157	$52,106,820	$19,087,444	$26,824,929
Gary Swidler
Continued salary	$675,000	$675,000	—	—
Continued health coverage(1)	$78,799	$78,799	—	—
Market value of Match Group RSUs that would vest(2)	$8,947,771	$16,969,394	—	$8,947,771
Market value of Match Group PSUs that would vest(3)	—	$7,868,875	—	—
Total estimated incremental value	$9,701,570	$25,592,068	—	$8,947,771
Jared F. Sine
Continued salary	$500,000	$500,000	—	—
Continued health coverage(1)	$67,228	$67,228	—	—
Market value of Match Group RSUs that would vest(2)	$5,762,397	$14,539,036	—	$5,762,397
Market value of Match Group PSUs that would vest(3)	—	$6,557,352	—	—
Total estimated incremental value	$6,329,625	$21,663,616	—	$5,762,397
Philip Eigenmann
Market value of Match Group RSUs that would vest(2)	—	$1,365,349	—	—
Total estimated incremental value	—	$1,365,349	—	—

(1)	Represents the total payments necessary to cover the full premiums for continued coverage under the Company’s medical and dental plans through COBRA for 12 months, grossed up for applicable taxes. For Ms. Dubey and Mr. Sine, the COBRA rates reflect the named executive officer’s coverage level elections as of December 31, 2021. Mr. Swidler had not elected to participate in Company healthcare coverage as of December 31, 2021, therefore the amount indicated represents the COBRA rates that would apply if he had elected the highest levels of coverage as of such date.

(2)	Represents the closing price of Match Group common stock ($132.25) on December 31, 2021, multiplied by the number of RSUs accelerated upon the occurrence of the relevant event.

(3)	Represents the closing price of Match Group common stock ($132.25) on December 31, 2021, multiplied by the number of PSUs accelerated upon the occurrence of the relevant event. The number of PSUs accelerated upon the occurrence of a Qualifying Termination that occurs during the two-year period following a change in control of Match Group is reflected as the number of PSUs that would be earned assuming the target level of performance is achieved. The number of PSUs accelerated upon the occurrence of a termination by Ms. Dubey other than for good reason is reflected as the number of PSUs that would be earned based on the actual level of performance as of December 31, 2021.

CEO Pay Ratio

In accordance with Item 402(u) under Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”), we are required to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of our Chief Executive Officer, Sharmistha Dubey. The pay ratio disclosure set forth below is a reasonable estimate calculated in a manner consistent with applicable SEC rules.

For the fiscal year ended December 31, 2021: (i) the estimated median of the annual total compensation of all Match Group employees (other than Ms. Dubey) was approximately $106,881, (ii) Ms. Dubey’s annual total compensation, as reported under Executive Compensation—2021 Summary Compensation Table was $25,397,675, and (iii) the ratio of annual total compensation of Ms. Dubey to the median of the annual total compensation of our other employees was 238 to 1.

In making the determinations above, we first identified our total number of employees as of December 31, 2021 (2,562 in total, 1,322 of which were located in the United States and 1,240 of which were collectively located in various jurisdictions outside of the United States). We then excluded employees located in the following jurisdictions outside of the United States, which together comprise less than 5% of our total employees: Australia (3 employees), China (1 employee), Germany (13 employees), India (11 employees), Indonesia (2 employees), Ireland (17 employees), Italy (1 employee), Singapore (13 employees), Spain (2 employees), Sweden (1 employee), Switzerland (2 employees), Thailand (1 employee), Turkey (2 employees), the United Kingdom (19 employees) and Vietnam (1 employee). After excluding employees in these jurisdictions, our pay ratio calculation included 2,473 of our total 2,562 employees.

To identify our median employee from this employee population, as permitted by SEC rules, we selected base pay in 2021 as our consistently applied compensation measure, which we then compared across the applicable employee population. We annualized the compensation of permanent employees who were hired in 2021 but did not work for us for the entire year. After we identified the median employee, we determined such employee’s annual total compensation in the same manner as we determined Ms. Dubey’s annual total compensation disclosed under Executive Compensation—2021 Summary Compensation Table.

Equity Compensation Plan Information

Securities Authorized for Issuance Under Equity Compensation Plans. The following table summarizes information, as of December 31, 2021, regarding Match Group equity compensation plans pursuant to which grants of Match Group equity awards or other rights to acquire shares of Match Group common stock may be made from time to time.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (A)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (B)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (C)
Equity compensation plans approved by security holders(1)	8,891,731	(2)	$20.58	(3)	35,015,393	(4)
Equity compensation plans not approved by security holders	—		—		—
Total	8,891,731	(2)	$20.58	(3)	35,015,393	(4)

(1)	Consists of the 2015 Plan, the 2017 Plan, the 2020 Plan and the Match Group, Inc. 2021 Global Employee Stock Purchase Plan (the “ESPP”).

(2)	Includes an aggregate of: (i) up to 4,429,609 shares issuable upon the vesting of Match Group RSUs and PSUs and reflects the maximum number of PSUs that would vest if the highest level of performance conditions is achieved, (ii) 4,460,678 shares issuable upon the exercise of outstanding Match Group stock options and (iii) 1,444 shares issuable pursuant to deferred share units accrued under the 2020 Match Group, Inc. Deferred Compensation Plan for Non-Employee Directors, in each case, as of December 31, 2021.

(3)	Excludes RSUs, PSUs and deferred share units as no exercise price is associated with such grants.

(4)	Includes 2,966,605 shares remaining available for issuance under the ESPP and an aggregate of 32,048,788 shares remaining available for issuance under the 2015 and 2017 Plans, assuming the maximum number of PSUs that would vest if the highest level of performance conditions is achieved, in each case, as of December 31, 2021. Shares issued pursuant to deferred share units are issued under the 2017 Plan. The number of shares subject to outstanding purchase rights under the ESPP is indeterminable as of December 31, 2021 as the purchase price and corresponding number of shares to be purchased is unknown until the end of each purchase period.

DIRECTOR COMPENSATION

Non-Employee Director Compensation Arrangements. The Compensation and Human Resources Committee of the Board has primary responsibility for establishing non-employee director compensation arrangements. In setting director compensation, the Compensation and Human Resources Committee is guided by the following principles:

•	compensation should fairly pay directors for work required consistent with a company of Match Group’s size and scope;

•	compensation should align directors’ interests with the long-term interests of stockholders; and

•	the structure of the compensation program should be simple and transparent.

Arrangements in effect during 2021 provided that: (i) each non-employee member of the Board receive an annual retainer fee in the amount of $50,000, (ii) the Chairperson of the Board receive an additional annual retainer fee in the amount of $80,000, (iii) each member of the Audit, Compensation and Human Resources, and (effective as of October 1, 2021) the Nominating and Corporate Governance Committees (including their respective Chairpersons) receive an additional annual retainer fee in the amount of $10,000, $5,000 and $5,000, respectively, and (iv) the Chairpersons of each of the Audit, Compensation and Human Resources, and (effective as of October 1, 2021) Nominating and Corporate Governance Committees receive an additional annual Chairperson retainer fee in the amount of $20,000, $20,000 and $15,000, respectively, with all amounts being paid quarterly, in arrears.

In addition, these arrangements also provided that each non-employee director receive an award of Match Group RSUs with a dollar value of $250,000 (based on the closing price of Match Group’s common stock on the grant date) upon their initial election or appointment to the Board and annually thereafter on the date of Match Group’s annual meeting of stockholders (unless such non-employee director does not serve as a director of Match Group following such annual meeting of stockholders). The terms of these RSU awards provide for: (i) vesting in three equal annual installments commencing on the first anniversary of the grant date, (ii) cancellation and forfeiture of unvested RSUs in their entirety upon termination of service to Match Group and its subsidiaries and (iii) full acceleration of vesting upon a change in control of Match Group (“Director RSU Award”). Match Group also reimburses non-employee directors for all reasonable expenses incurred in connection with attendance at Board and Board committee meetings.

Deferred Compensation Plan for Non-Employee Directors. Under Match Group’s Non-Employee Director Deferred Compensation Plan, non-employee directors may defer all or a portion of their Board and Board committee retainer fees. Eligible directors who defer all or any portion of these fees can elect to have such deferred fees applied to the purchase of share units, representing the number of shares of Match Group common stock that could have been purchased on the relevant date, or credited to a cash fund. If any dividends are paid on Match Group common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the weighted average prime lending rate of JPMorgan Chase Bank. After a director leaves the Board, they will receive: (i) with respect to share units, the number of shares of Match Group common stock represented by such share units, and (ii) with respect to the cash fund, a cash payment in an amount equal to deferred amounts, plus accrued interest. These payments are made in one lump sum or up to five installments, as previously elected by the eligible director at the time of the related deferral election, and otherwise in accordance with the plan.

2021 Non-Employee Director Compensation. The table below provides the amount of: (i) fees earned by non-employee directors for services performed during 2021 (excluding the effect of any applicable taxes) and (ii) the grant date fair value of Director RSU Awards granted in 2021.

		Fees Earned
Name	Fees Paid in Cash($)	Fees Deferred($)(1)	Stock Awards($)(2)	Total($)
Stephen Bailey	$60,000	—	$249,949	$309,949
Melissa Brenner	$55,000	—	$249,949	$304,949
Joseph Levin	—	$83,187	$249,949	$333,136
Ann L. McDaniel	$76,250	—	$249,949	$326,199
Thomas J. McInerney	$106,813	—	$249,949	$356,762
Wendi Murdoch	$27,500	$27,500	$249,949	$304,949
Ryan Reynolds	—	$50,000	$249,949	$299,949
Glenn H. Schiffman	—	$50,000	$249,949	$299,949
Pamela S. Seymon	$55,000	—	$249,949	$304,949
Alan G. Spoon	$81,250	—	$249,949	$331,199

(1)	Represents the dollar value of fees deferred in the form of share units by the respective director under Match Group’s Non-Employee Director Deferred Compensation Plan.

(2)	Reflects the grant date fair value of Director RSU Awards, calculated by multiplying the closing market price of Match Group common stock on the grant date by the number of RSUs awarded. As of December 31, 2021, our directors held the following number of RSUs in the aggregate:

Name	Outstanding RSUs (#)
Stephen Bailey	3,357
Melissa Brenner	3,357
Joseph Levin	3,141
Ann L. McDaniel	4,582
Thomas J. McInerney	4,582
Wendi Murdoch	3,357
Ryan Reynolds	3,357
Glenn H. Schiffman	3,141
Pamela S. Seymon	4,582
Alan G. Spoon	4,582

In addition to the RSUs listed above, as a result of the transactions effected to separate Match Group from IAC in June 2020, as of December 31, 2021, each of Messrs. Levin and Schiffman held Match Group stock options issued in respect of IAC stock options previously granted as part of their compensation by IAC and unrelated to their service as directors of Match Group.

Stock Ownership Guidelines. In January 2022, Match Group adopted stock ownership guidelines pursuant to which each non-employee director is required to own a number of shares of Match Group common stock having an aggregate value equal to at least five times the non-employee director’s annual cash retainer fee (but not including any Board chairperson or Board committee member or chairperson compensation). Non-employee directors are required to meet these ownership requirements within five years of the later of (i) January 1, 2022 (the date the guidelines became effective) or (ii) the individual’s first election or appointment to the Board. For additional information regarding the terms of the stock ownership guidelines, see the discussion under the heading “Stock Ownership Guidelines” in the Compensation Discussion and Analysis section of this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents, as of April 11, 2022, information relating to the beneficial ownership of Match Group common stock by: (1) each person known by Match Group to own beneficially more than 5% of the outstanding shares of Match Group common stock, (2) each director (including each director nominee), (3) each named executive officer and (4) all current directors and executive officers of Match Group as a group. As of April 11, 2022, there were 285,531,696 shares of Match Group common stock outstanding.

Unless otherwise indicated, the beneficial owners listed below may be contacted at Match Group’s corporate headquarters located at 8750 North Central Expressway, Suite 1400, Dallas, Texas 75231. For each listed person, the number of shares of Match Group common stock and percent of such class listed assumes the exercise of any Match Group stock options owned by such person that are or will become exercisable, and the vesting of any other Match Group equity awards that will vest, within 60 days of April 11, 2022, but does not assume the exercise or vesting of any such equity awards owned by any other person.

Name and Address of Beneficial Owner	Number of Shares		Percent of Outstanding Shares
The Vanguard Group	28,660,438	(1)	10.0%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.	23,609,487	(2)	8.3%
55 East 52nd Street
New York, NY 10055
Edgewood Management LLC	16,504,970	(3)	5.8%
600 Steamboat Road, Suite 103
Greenwich, CT 06830
T. Rowe Price Associates, Inc.	14,172,214	(4)	5.0%
100 E. Pratt Street
Baltimore, MD 21202
Stephen Bailey	801	(5)	*
Melissa Brenner	801	(5)	*
Sharmistha Dubey	301,742	(6)	*
Philip D. Eigenmann	27,419	(7)	*
Joseph Levin	1,454,887	(8)	*
Ann L. McDaniel	14,301	(5)	*
Thomas J. McInerney	330,419	(5)	*
Wendi Murdoch	801	(5)	*
Ryan Reynolds	1,032	(5)	*
Glenn H. Schiffman	257,023	(9)	*
Pamela S. Seymon	68,548	(5)	*
Jared F. Sine	94,641	(10)	*
Alan G. Spoon	284,691	(11)	*
Gary Swidler	401,739	(12)	*
All current executive officers and directors as a group (14 persons)	3,238,845	(13)	1.1%

*	The percentage of shares beneficially owned does not exceed 1% of the class.

(1)	Based upon information regarding Match Group holdings reported by way of Amendment No. 10 to a Schedule 13G filed by The Vanguard Group (“Vanguard”) with the SEC on February 10, 2022. Vanguard beneficially owns the Match Group holdings disclosed in the table above in its capacity as an investment adviser. Vanguard has shared voting power, sole dispositive power and shared dispositive power over 470,949, 27,498,028 and 1,162,410 shares of Match Group common stock, respectively, out of the holdings listed in the table above.

(2)	Based upon information regarding Match Group holdings reported by way of Amendment No. 1 to a Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 1, 2022. BlackRock beneficially owns the Match Group holdings disclosed in the table above in its capacity as a parent holding company or control person of subsidiaries that provide investment advisory and asset management services. BlackRock has sole voting power and sole dispositive power over 20,987,588 and 23,609,487 shares of Match Group common stock, respectively, out of the holdings listed in the table above.

(3)	Based upon information regarding Match Group holdings reported by way of a Schedule 13G filed by Edgewood Management LLC (“Edgewood”) with the SEC on February 14, 2022. Edgewood beneficially owns the Match Group holdings disclosed in the table above in its capacity as the investment manager of the investment funds or accounts which own such securities. Edgewood has sole voting power and sole dispositive power over 16,177,920 and 16,504,970 shares of Match Group common stock, respectively, out of the holdings listed in the table above.

(4)	Based upon information regarding Match Group holdings reported by way of Amendment No. 4 to a Schedule 13G filed by T. Rowe Price Associates, Inc. (“Price Associates”) with the SEC on February 14, 2022. Price Associates beneficially owns the Match Group holdings disclosed in the table above in its capacity as an investment adviser. Price Associates has sole voting power and sole dispositive power over 6,543,858 and 14,172,214 shares of Match Group common stock, respectively, out of the holdings listed in the table above.

(5)	Consists of shares of Match Group common stock held directly by each individual.

(6)	Consists of shares of Match Group common stock held directly by Ms. Dubey, 58,309 vested options to purchase Match Group common stock, and 14,930 shares of Match Group common stock to be received upon the vesting of Match Group RSUs in the 60 days following April 11, 2022, subject to continued service.

(7)	Consists of shares of Match Group common stock held directly by Mr. Eigenmann and 21,994 vested options to purchase Match Group common stock.

(8)	Consists of shares of Match Group common stock held directly by Mr. Levin, 35,000 shares of Match Group common stock held through a grantor retained annuity trust, of which Mr. Levin serves as sole trustee and is the sole annuitant, and 1,419,194 vested options to purchase Match Group common stock.

(9)	Consists of shares of Match Group common stock held directly by Mr. Schiffman and 246,432 vested options to purchase Match Group common stock.

(10)	Consists of shares of Match Group common stock held directly by Mr. Sine, 67,421 shares of Match Group common stock held by the Sine Family Trust, with respect to which Mr. Sine has shared voting and investment power, and 27,152 vested options to purchase Match Group common stock.

(11)	Consists of shares of Match Group common stock held directly by Mr. Spoon and 15,000 shares of Match Group common stock held by a limited liability company controlled by certain members of Mr. Spoon’s family and as to which Mr. Spoon disclaims beneficial ownership except to the extent of any pecuniary interest therein.

(12)	Consists of shares of Match Group common stock held directly by Mr. Swidler and 252,816 vested options to purchase Match Group common stock.

(13)	Consists of (i) shares of Match Group common stock held directly by each individual, (ii) 35,000 shares of Match Group common stock held through a grantor retained annuity trust, of which Mr. Levin serves as sole trustee and is the sole annuitant, as noted above, (iii) 67,421 shares of Match Group common stock held by the Sine Family Trust as noted above, (iv) 15,000 shares of Match Group common stock held by a limited liability company controlled by certain members of Mr. Spoon’s family as noted above, (v) 2,025,897 vested options to purchase Match Group common stock, and (vi) 14,930 shares of Match Group common stock to be received upon the vesting of Match Group RSUs in the next 60 days, subject to the respective holder’s continued service.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors and certain of the Company’s officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of common stock and other equity securities of the Company with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC rules to furnish the Company with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to the Company and/or written representations that no additional forms were required, the Company believes that its officers, directors and greater than 10% beneficial owners complied with these filing requirements in 2021, except that Mr. Reynolds filed an amendment to report ownership inadvertently omitted from a previously filed Form 3.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review of Related Person Transactions

The Audit Committee has a formal, written policy that requires an appropriate review of all related person transactions by the Audit Committee, as required by Marketplace Rules governing conflict of interest transactions. For purposes of this policy, consistent with the Marketplace Rules, the terms “related person” and “transaction” are determined by reference to Item 404(a) of Regulation S-K under the Securities Act (“Item 404”). During 2021, in accordance with this policy, Company management was required to determine whether any proposed transaction, arrangement or relationship with a related person fell within the definition of “transaction” set forth in Item 404, and if so, review such transaction with the Audit Committee. In connection with such determinations, Company management and the Audit Committee consider: (i) the parties to the transaction and the nature of their affiliation with Match Group and the related person, (ii) the dollar amount involved in the transaction, (iii) the material terms of the transaction, including whether the terms of the transaction are ordinary course and/or otherwise negotiated at arms’ length, (iv) whether the transaction is material, on a quantitative and/or qualitative basis, to Match Group and/or the related person, and (v) any other facts and circumstances that Company management or the Audit Committee deems appropriate.

Relationships Involving Significant Stockholders

The Separation of Match Group and IAC

On June 30, 2020, the companies formerly known as Match Group, Inc. (referred to as “Former Match Group”) and IAC/InterActiveCorp (referred to as “Former IAC”) completed the separation of the Company from IAC through a series of transactions that resulted in two, separate public companies—(1) Match Group, which consists of the businesses of Former Match Group and certain financing subsidiaries previously owned by Former IAC, and (2) IAC/InterActiveCorp, formerly known as IAC Holdings, Inc. (“IAC”), consisting of Former IAC’s businesses other than Match Group (the “Separation”).

Relationship with IAC after the Separation

At the closing of the Separation, the Company entered into certain agreements with IAC to govern the relationship between the Company and IAC following the Separation. These agreements, in certain cases, supersede the agreements entered into between Former Match Group and Former IAC in connection with Former Match Group’s initial public offering in November 2015 (the “IPO Agreements”) and include: a transition services agreement, an amended and restated employee matters agreement, and a tax matters agreement. The IPO Agreements that were not superseded were terminated at closing of the Separation.

Transition Services Agreement. Pursuant to the transition services agreement, IAC continues to provide minimal services to us that Former IAC had historically provided to Former Match Group. We also provide certain services to IAC that Former Match Group previously provided to Former IAC. The costs charged to the respective recipient are generally determined based on the actual costs incurred by the service provider in providing such services. During 2021, we paid IAC less than $0.1 million, and IAC paid us $7.6 million, pursuant to the transition services agreement.

Employee Matters Agreement. Pursuant to the amended and restated employee matters agreement with IAC, we reimburse IAC for the cost of any IAC equity awards held by Match Group’s employees and former employees upon exercise or vesting. During 2021, we paid IAC $0.1 million for the cost of IAC equity awards held by Match Group employees upon vesting.

Tax Matters Agreement. Pursuant to the tax matters agreement, we and IAC are responsible for certain tax liabilities and obligations following the transfer by Former IAC (i) to us of certain assets and liabilities of, or related to, the businesses of Former IAC (other than Former Match Group), and (ii) to holders of Former IAC common stock and Former IAC Class B common stock, as a result of the reclassification and mandatory exchange of certain series of Former IAC exchangeable preferred stock (collectively, the “IAC Distribution”). Under the tax matters agreement, IAC generally is responsible for, and has agreed to indemnify us against, any liabilities incurred as a result of the failure of the IAC Distribution to qualify for the intended tax-free treatment unless, subject to certain exceptions, the failure to so qualify is attributable to our actions or failure to act, our breach of certain representations or covenants or certain acquisitions of Match Group equity securities, in each case, described in the tax matters agreement, (a “Match fault-based action”). If the failure to so qualify is attributable to a Match fault-based action, we will be responsible for liabilities incurred as a result of such failure and will indemnify IAC against such liabilities so incurred by IAC or its affiliates.

Under the tax matters agreement, as of December 31, 2021, Match Group is obligated to remit to IAC $1.3 million of expected state tax refunds relating to tax years prior to the Separation. Additionally, IAC is obligated to indemnify Match Group for IAC’s share of tax liabilities related to various periods prior to the Separation; as of December 31, 2021, we estimated IAC’s share of these tax liabilities to be approximately $1.8 million.

Transaction Agreement. The Separation was effected pursuant to transaction agreement entered into between Former Match Group and Former IAC as of December 19, 2019, and amended as of April 28, 2020, and further amended as of June 22, 2020. The transaction agreement provides that each of Match Group and IAC will indemnify, defend and hold harmless the other party from and against any liabilities arising out of: (i) any asset or liability allocated to such party or the other members of such party’s group under the transaction agreement or the businesses of such party’s group after the closing of the Separation; (ii) any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of a member of such party’s group contained in the transaction agreement that survives the closing of the Separation or is contained in any ancillary agreement; and (iii) any untrue or misleading statement or alleged untrue or misleading statement of a material fact or omission, with respect to information contained in or incorporated into the registration statement or the joint proxy statement/prospectus filed with the SEC in connection with the Separation.

Office Leases. In January 2020, we entered into a lease of office space to IAC in a building owned by Match Group in Los Angeles. The term of the lease expires on June 30, 2023. During 2021, IAC paid us less than $0.1 million pursuant to the lease. We leased office space from IAC in New York on a month-to-month basis through June 2021. During 2021, we paid IAC approximately $0.3 million pursuant to the lease.

ANNUAL REPORTS

Upon written request to the Corporate Secretary, Match Group, Inc., 8750 North Central Expressway, Suite 1400, Dallas, Texas 75231, Match Group will provide without charge to each person solicited a printed copy of Match Group’s 2021 Annual Report on Form 10-K, including the financial statements and financial statement schedule filed therewith. Copies are also available on our website at http://ir.mtch.com. Match Group will furnish requesting stockholders with any exhibit to its 2021 Annual Report on Form 10-K upon payment of a reasonable fee.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINEES FOR PRESENTATION

AT THE 2023 ANNUAL MEETING

Eligible stockholders who intend to have a proposal considered for inclusion in Match Group’s proxy materials for presentation at the 2023 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit such proposal to Match Group at its corporate headquarters no later than December 30, 2022. Stockholder proposals submitted for inclusion in Match Group’s proxy materials must be made in accordance with the provisions of Rule 14a-8 of the Exchange Act. Eligible stockholders who intend to present a proposal or nomination at the 2023 Annual Meeting of Stockholders without inclusion of the proposal in Match Group’s proxy materials are required to provide notice of such proposal or nomination in writing, and otherwise in compliance with the applicable requirements in our bylaws, to Match Group’s Secretary at its corporate headquarters no earlier than February 8, 2023, and no later than March 10, 2023.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to send one set of printed proxy materials to any household at which two or more stockholders reside if they appear to be members of the same family or have given their written consent (each stockholder continues to receive a separate proxy card). This process, which is commonly referred to as “householding,” reduces the number of duplicate copies of proxy materials stockholders receive and reduces printing and mailing costs. Only one set of our printed proxy materials will be sent to stockholders eligible for householding unless contrary instructions have been provided.

Once you have received notice that your broker or Match Group will be householding your proxy materials, householding will continue until you are notified otherwise or you revoke your consent. You may request a separate set of our printed proxy materials by sending a written request to Investor Relations, Match Group, Inc., 8750 North Central Expressway, Suite 1400, Dallas, Texas 75231, or by sending an e-mail to IR@match.com. Upon request, Match Group undertakes to deliver such materials promptly.

If at any time: (i) you no longer wish to participate in householding and would prefer to receive a separate set of our printed proxy materials or (ii) you and another stockholder sharing the same address wish to participate in householding and prefer to receive one set of our proxy materials, please notify your broker if you hold your shares in street name or Match Group if you are a stockholder of record. You can notify us by sending a written request to Investor Relations, Match Group, Inc., 8750 North Central Expressway, Suite 1400, Dallas, Texas 75231, or by sending an e-mail to IR@match.com.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 8, 2022.

This proxy statement and the 2021 Annual Report on Form 10-K are available at http://www.proxyvote.com beginning on April 29, 2022.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. ! ! ! ! ! ! ! 3 Years 1 Year 2 Years Abstain D81354-P65639 Nominees: 2. To approve a non-binding advisory resolution on executive compensation. 1. Election of Directors For Against Abstain For Against Abstain ! ! ! MATCH GROUP, INC. MATCH GROUP, INC. 8750 NORTH CENTRAL EXPRESSWAY SUITE 1400 DALLAS, TX 75231 4. Ratification of the appointment of Ernst & Young LLP as Match Group, Inc.'s independent registered public accounting firm for 2022. 3. To conduct a non-binding advisory vote on the frequency of future advisory votes on executive compensation. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Note: Such other business as may properly come before the meeting or any adjournment thereof. ! ! ! ! ! ! For Against Abstain 1a. Stephen Bailey 1b. Melissa Brenner 1c. Alan G. Spoon ! ! ! The Board of Directors recommends you vote FOR proposals 1 and 2: The Board of Directors recommends you vote 1 YEAR on the following proposal: The Board of Directors recommends you vote FOR the following proposal: VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/MTCH2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTE w

D81355-P65639 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. Match Group, Inc. Meeting Information Meeting Type: Annual Meeting For holders as of: April 11, 2022 Date: June 8, 2022 Time: 4:00 p.m. Eastern Time Location: Meeting live via the Internet-please visit www.virtualshareholdermeeting.com/MTCH2022. The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet please visit www.virtualshareholdermeeting.com/MTCH2022 and be sure to have the information that is printed in the box marked by the arrow XXXX XXXX XXXX XXXX (located on the reverse side). Match Group, Inc. Annual Meeting of Stockholders June 8, 2022, 4:00 p.m. Eastern Time This proxy is solicited by the Board of Directors The undersigned stockholder of Match Group, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and hereby appoints each of Philip D. Eigenmann, Jared F. Sine and Francisco J. Villamar, proxy and attorney-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Match Group, Inc. to be held on June 8, 2022 at 4:00 p.m. Eastern Time, at www.virtualshareholdermeeting.com/MTCH2022, and at any related adjournments or postponements, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side hereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 4 AND "1 YEAR" ON PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OR POSTPONEMENT OF THE MEETING. Continued and to be signed on reverse side